Exhibit 10.28
The confidential portions of this exhibit have been filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities and Exchange Act of 1934, as amended. REDACTED PORTIONS OF THIS EXHIBIT ARE MARKED BY AN ***.
Execution Copy

AMENDED AND RESTATED LICENSE AND SUPPLY AGREEMENT
by and among
NOVARTIS, AG,
SANDOZ INC.
and
ENDO VENTURES LIMITED
Dated as of December 11, 2015

i

18.13	Third-Party Beneficiaries	55
18.14	Relationship of the Parties; Tax Treatment	55
18.15	Specific Performance	55
18.16	Further Assurances and Actions	55
18.17	LIMITATION OF DAMAGES	1

SCHEDULES

Schedule 1.105	PhRMA Code
Schedule 3.8	NOVARTIS AG MSL Guidance Document
Schedule 4.3	Licensed Products Specifications
Schedule 4.7(a)	Certificate of Analysis
Schedule 4.11(a)	Pricing

v

AMENDED AND RESTATED LICENSE AND SUPPLY AGREEMENT
THIS AMENDED AND RESTATED LICENSE AND SUPPLY AGREEMENT (this “Agreement”), dated as of December 11, 2015 (the “Execution Date”) and effective as of July 1, 2016 (the “Effective Date”), by and among NOVARTIS, AG, a Swiss corporation having a principal place of business in Basel, Switzerland (“NOVARTIS AG”), SANDOZ INC., a Delaware corporation having a principal place of business at 100 College Rd. West, Princeton, NJ 08540 (“SANDOZ,” and together with NOVARTIS AG, the “NOVARTIS Parties”) and ENDO VENTURES LIMITED, an Irish private company limited by shares having a principal place of business at First Floor, Minerva House, Simmonscourt Road Ballsbridge, Dublin 4, Ireland (“ENDO”). Each of the NOVARTIS Parties and ENDO is referred to herein individually as a “Party” and collectively as the “Parties.”
WHEREAS, the NOVARTIS Parties have certain rights in the Territory in and to the Licensed Products;
WHEREAS, NOVARTIS AG, ENDO PHARMACEUTICALS INC., a Delaware corporation (“EPI”) and NOVARTIS Consumer Health, Inc., a Delaware corporation (“NCH”) entered into a certain License and Supply Agreement, dated as of March 4, 2008 (the “Original Agreement”) pursuant to which NCH granted a license to EPI to Commercialize the Branded Licensed Product for use in the Territory and in the Field on the terms and conditions set forth therein;
WHEREAS, NCH subsequently assigned its rights and obligations under the Original Agreement to SANDOZ pursuant to the terms of a certain letter agreement by and between NCH and SANDOZ, dated as of March 1, 2015;
WHEREAS, the current term of the Original Agreement is set to expire on June 30, 2016; and
WHEREAS, the Parties desire to have this Agreement supersede the Original Agreement as of the Effective Date in all respects.
NOW, THEREFORE, in consideration of the following mutual promises and obligations, and for other good and valuable consideration the adequacy and sufficiency of which are hereby acknowledged, the Parties agree as follows:
SECTION 1
DEFINITIONS
Capitalized terms used in this Agreement, whether used in the singular or plural, except as otherwise expressly set forth herein, shall have the meanings set forth below:

1.1
“Accounting Standards” with respect to a Person shall mean that such Person shall maintain records and books of accounts in accordance with U.S. Generally Accepted Accounting Principles; provided, that with respect to the NOVARTIS Parties, Accounting Standards shall mean that it shall maintain records and books of accounts in accordance with IFRS (International Financial Reporting Standards).

1.2	“Act” shall mean the U.S. Food, Drug and Cosmetic Act, as amended from time to time (21 U.S.C. § 301 et seq.), together with any rules and regulations promulgated thereunder.

1.3	“Actual Royalties” shall have the meaning set forth in Section 6.1(d).

1.4
“Adverse Event” shall mean any untoward medical occurrence in a patient, consumer or clinical investigation subject associated with the use of the Licensed Products that does not necessarily have a causal relationship with this treatment. An Adverse Event can therefore be any unfavorable and unintended sign (including an abnormal laboratory finding), symptom, or disease temporally associated with the use of any Licensed Product, whether or not related to such Licensed Product. In addition, all cases of apparent drug-drug interaction, pregnancy (with or without outcome), exposure during breastfeeding, paternal exposure, lack of efficacy, overdose, drug abuse and misuse, drug maladministration or accidental exposure and dispensing errors are collected and databased even if no Adverse Event has been reported.

1.5
“Affiliate” shall mean any Person who directly or indirectly controls or is controlled by or is under common control with a Party. For purposes of this definition, “control” or “controlled” shall mean ownership directly or through one or more Affiliates, of more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or more than fifty percent (50%) of the equity interests in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a Party controls or has the right to control the Board of Directors or equivalent governing body of a corporation or other entity, or the ability to cause the direction of the management or policies of a corporation or other entity. For clarity, and without limiting the foregoing, ENDO acknowledges that Par Pharmaceutical Holdings Inc. (and any Affiliate of such Person) is an Affiliate of ENDO.

1.6	“Agreement” shall have the meaning set forth in the introductory paragraph.

1.7
“Agreement Quarter” shall mean, with respect to the first Agreement Quarter, the period beginning on the Effective Date and ending on the last day of the first full calendar quarter following the Effective Date, and each calendar quarter thereafter. For the purpose of clarity, the term “calendar quarter” refers to each three-month quarter in a calendar year (i.e., January through March, April through June, July through September and October through December).

1.8
“Agreement Semester” shall mean each six (6) month period in an Agreement Year, with the first Agreement Semester consisting of the first two (2) Agreement Quarters of the Agreement Year and the second Agreement Semester consisting of the third (3rd) and fourth (4th) Agreement Quarters of the Agreement Year. Notwithstanding the foregoing, the first Agreement Semester shall commence on the Effective Date and end on December 31, 2016.

1.9
“Agreement Year” shall mean, with respect to the first Agreement Year, the period beginning on the Effective Date and ending on June 30, 2017, and with respect to each Agreement Year thereafter, the 12-month period ending on each anniversary of June 30, 2017, during the Term of this Agreement.

1.10
“Applicable Laws” shall mean the applicable provisions of any and all national, regional, provincial, territorial, state and local laws, treaties, statutes, rules, regulations, administrative codes, and ordinances, and any and all directives, and orders or administrative decisions of any Governmental Authority having jurisdiction over or related to the subject matter in question, including the PhRMA Code, the rules, regulations, guidelines and other requirements of OPDP regulatory requirements, HIPAA, and the FCPA and other Anti-Corruption Laws, which are applicable to the subject matter of this Agreement.

1.11	“Applicable Senior Officers” shall mean the Chief Executive Officer (or any designee thereof) of ENDO and the Vice President of Commercial Operations (or any designee thereof) of SANDOZ.

1.12
“Approval” shall mean any approval, registration, license or authorization from any Governmental Authority in any jurisdiction required for the manufacture, development, marketing, promotion, sale, storage or transport of a product in such jurisdiction.

1.13	“Approval Application” shall mean the submission to the relevant Governmental Authority of an appropriate application seeking any Approval.

1.14	“Audit Rights Holder” shall have the meaning set forth in Section 11.2(a).

1.15	“Audit Team” shall have the meaning set forth in Section 11.2(b).

1.16	“Auditee” shall have the meaning set forth in Section 11.2(a).

1.17	“Binding Forecast” shall have the meaning set forth in Section 4.5.

1.18
“Brand Fee” shall mean the annual fee for manufacturers and importers of branded prescription drugs payable by ENDO as a result of Section 9008 of the Patient Protection and Affordable Care Act of 2010 and any amendments thereto.

1.19	“Branded Binding Forecast” shall have the meaning set forth in Section 4.4.

1.20	“Branded Licensed Product” shall mean Voltaren® Gel (diclofenac sodium topical gel 1%) as approved by the FDA under the Licensed Product NDA for sale as an Rx Product in the Field in the Territory.

1.21	“Branded Rolling Forecast” shall have the meaning set forth in Section 4.4.

1.22	“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are authorized or required by Law to remain closed.

1.23
“BTC Product” shall mean an OTC Product that has been approved by the FDA for sale to consumers without a prescription subject to the requirement that such product be placed “behind-the-counter” in the pharmacy and dispensed by a pharmacy employee.

1.24	“CMS” shall have the meaning set forth in Section 4.17(b).

1.25
“Commercialization Expenses” shall mean all direct and indirect expenses incurred or to be incurred in connection with Commercializing the Licensed Products in the Territory, including advertising and promotional expenses, field force expenses, MSL expenses, costs associated with Managed Markets activities, market research costs, distribution costs and submission fees payable to OPDP for review of Promotional Materials, to the extent such fees are now or hereafter payable pursuant to the Act or other Applicable Laws.

1.26
“Commercialize” shall mean to market, promote, distribute, offer to sell, sell and/or have sold a product and/or conduct other commercialization activities, and “Commercialization” means commercialization activities relating to a product, including activities relating to marketing, promoting, distributing, offering for sale, and/or selling of such product or having such product sold to trade, institutional, prescriber, payer, pharmacist and patient customers or otherwise.

1.27
“Confidential Information” shall mean all information or materials possessed or developed by any Party or their respective Affiliates, whether before or after the Effective Date, related to such Party’s or its Affiliates’ business, including the manufacture, Development and/or Commercialization of any pharmaceutical products hereunder, including any information or materials on substances, formulations, techniques, technology, equipment, data, reports, Know-How, sources for and methods of supply, patent position and business plans; provided, however, that Confidential Information shall not include information or material that (i) is already in the receiving Party’s or its Affiliate’s lawful possession at the time of disclosure by the disclosing Party, as established by relevant documentary evidence; (ii) is already in the public domain as of the Effective Date by reason of prior publication or otherwise; (iii) is received by a receiving Party or an Affiliate thereof on an unrestricted basis from a Third Party other than the disclosing Party, where such Third Party is authorized to disclose such information; (iv) becomes part of the public domain after the Effective Date through no act, omission or fault of the receiving Party; or (v) is similar in nature to the purported confidential information but which the receiving Party can demonstrate has been independently created, as established by relevant documentary evidence.

1.28	“Contingent Royalties” shall have the meaning forth in Section 6.1(c).

1.29
“Control” or “Controlled” shall mean with respect to any intellectual property right of a Person, that the Person owns or has a license to such intellectual property right and has the ability to grant access, a license, or a sublicense to such intellectual property right as provided for in this Agreement without violating an agreement with, or infringing any rights of, a Third Party.

1.30	“Corporate Names” shall have the meaning set forth in Section 10.1(a).

1.31	“CSO” shall mean a Third Party contract sales organization primarily engaged in providing sales representatives to promote and detail pharmaceutical products.

1.32	“Damages” shall have the meaning set forth in Section 14.1(a).

1.33	“DDR” shall have the meaning set forth in Section 4.17(b).

1.34	“Delivery Location” shall have the meaning set forth in Section 4.7(c).

1.35
“Develop” or “Development” shall mean development activities with respect to a pharmaceutical product, including pre-clinical research and development, clinical development (including Phase IV Clinical Studies), regulatory development, product approval and registration.

1.36
“Development Costs” shall mean direct and indirect costs and expenses incurred in connection with the Development of a pharmaceutical product, including the costs of clinical studies, the preparation, collation and/or validation of data from such clinical studies, preparation of medical writing and publishing and the preparation and filing of Approval Applications (including FDA user fees) and all other costs incurred in seeking Approvals with respect to the product. Without limitation of the foregoing, Development Costs shall include:

(a)	all Out-of-Pocket Costs incurred with respect to any of the foregoing;

(b)
the direct and indirect costs of internal scientific, medical or technical regulatory personnel (including personnel expense, travel expenses and infrastructure costs) engaged in Development activities with respect to the product, which costs shall be determined based on the FTE Rate;

(c)
the costs of clinical supply, including: (i) costs of clinical supplies; (ii) expenses incurred to purchase and/or package comparator drugs; and (iii) costs and expenses of the disposal of clinical samples; and

(d)	the costs of identification, synthesis, qualification and/or validation of the drug substance.

1.37
“Development Plan” shall mean each Development plan for Development of the Licensed Products, as described in Sections 7.1(b) and 7.2, prepared by NOVARTIS AG or ENDO, as the case may be, and reviewed (and approved, in the case of a Development Plan submitted by ENDO, if required in Section 7.2) by the other Party.

1.38	“Disputed Product” shall have the meaning set forth in Section 4.10(c).

1.39	“DTC” shall have the meaning set forth in Section 3.7.

1.40	“Effective Date” shall have the meaning set forth in the introductory paragraph.

1.41	“ENDO” shall have the meaning set forth in the introductory paragraph.

1.42	“ENDO CIA” shall have the meaning set forth in Section 3.13.

1.43
“ENDO Expenses” shall mean ENDO’s expenses related to the sale, distribution (e.g., chargeback processing, order fulfillment, shipping, warehousing and collection) and support for the Generic Licensed Product, which shall be calculated as *** of Net Sales.

1.44	“Execution Date” shall have the meaning set forth in the introductory paragraph.

1.45	“Facility” shall have the meaning set forth in Section 4.3.

1.46	“Failure of Supply” shall have the meaning set forth in Section 6.1(e)(i).

1.47	“FCPA” shall mean the U.S. Foreign Corrupt Practices Act (15 U.S.C. Section 78dd-1, et. seq.) as amended.

1.48	“FDA” shall mean the United States Food and Drug Administration and any successor agency thereto.

1.49	“Field” shall mean use in the treatment of pain associated with osteoarthritis in joints amenable to topical treatment, subject to Sections 7.1(b) and (c).

1.50	“Firm Order” shall have the meaning set forth in Section 4.6(c).

1.51	“Force Majeure” shall have the meaning set forth in SECTION 15.

1.52	“FTE Rate” shall mean a rate of $250,000 per annum for the time of a full-time equivalent person year.

1.53	“Generic Binding Forecast” shall have the meaning set forth in Section 4.5.

1.54
“Generic Diclofenac Product” shall mean, with the exception of any Generic Licensed Product, any diclofenac topical 1% Rx Product approved by the FDA for sale as an AB-rated generic version of the Branded Licensed Product or any other designation adopted by the FDA that allows such product to be fully substitutable for the Branded Licensed Product at the pharmacy level without additional approval of the prescriber.

1.55	“Generic Entry” shall mean the first Launch of a Generic Diclofenac Product by a Third Party.

1.56	“Generic Licensed Product” shall mean the authorized generic of the Branded Licensed Product, under the Licensed Product NDA and for sale as an Rx Product in the Field in the Territory.

1.57	“Generic Rolling Forecast” shall have the meaning set forth in Section 4.5.

1.58
“Generic Withdrawal Period” shall mean any period of time after the Launch of a Generic Entry where there is no Generic Entry available in commercial quantities to major retail chains, major pharmaceutical wholesalers and managed care providers in the Territory.

1.59
“Good Manufacturing Practices” or “GMP” or “GMP Requirements” shall mean current Good Manufacturing Practices as such term is defined from time to time by the FDA or other relevant Governmental Authority having jurisdiction over the manufacture or sale of the Licensed Products pursuant to its regulations, guidelines or otherwise.

1.60
“Governmental Authority” shall mean any court, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or any supranational organization of which any such country is a member, which has competent and binding authority to decide, mandate, regulate, enforce, or otherwise control the activities of the Parties or their Affiliates contemplated by this Agreement.

1.61	“Guaranteed Minimum Sales Royalties” shall have the meaning set forth in Section 6.1(b).

1.62
“Healthcare Professional” shall mean any member of the medical, pharmacy or nursing professions or any other person who in the course of his or her professional activities may prescribe, purchase, supply or administer a medicinal product.

1.63	“HIPAA” shall mean the Health Insurance Portability and Accountability Act.

1.64	“Indemnified Party” shall have the meaning set forth in Section 14.1(a).

1.65	“Indemnifying Party” shall have the meaning set forth in Section 14.1(a).

1.66	“Initial Manufacturing Meeting Date” shall have the meaning set forth in Section 4.2.

1.67	“Initial Term” shall have the meaning set forth in Section 16.1(a).

1.68
“Know-How” shall mean unpatented and proprietary technical information, know-how, data, knowledge, techniques, discoveries, inventions, specifications, designs, clinical design and measurement, test results, regulatory filings and approvals, trade secrets and other information (whether or not patentable). As used in this definition, “unpatented” shall mean that the subject matter of such Know-How is not claimed in a Patent. As used in this definition, “Patent” shall not include pending, non-published patent applications.

1.69
“Launch” shall mean, with respect to a pharmaceutical product, the launch of such product for commercial sale in the Territory, with the date of Launch being the first date of commercial sale of such product in the Territory.

1.70	“Licensed Products” shall mean individually and collectively as the context may require, the Branded Licensed Product and the Generic Licensed Product.

1.71	“Licensed Product NDA” shall mean the NOVARTIS AG Voltaren® Gel NDA #22-122 as approved by the FDA on October 17, 2007, and any subsequent supplements or amendments related to the maintenance thereof.

1.72	“Licensed Product Warranties” shall have the meaning set forth in Section 4.10(a).

1.73	“Line Extension” shall have the meaning set forth in SECTION 9.

1.74	“Managed Markets” shall mean the segments of the U.S. Healthcare system for the Licensed Product composed of managed market entities and institutional customers (e.g., pharmacy benefit managers, health plans, wholesale distributors, retail chains, long term care pharmacy providers, employers, the United States Government, and state and local governments).

1.75
“Managed Markets Information Service” shall mean MediMedia (or if MediMedia is no longer providing such reports, a similar Third Party information service mutually acceptable to the Parties); provided that, in the event that data reported by such service are the basis for triggering the right of ENDO to terminate this Agreement in accordance with Section 16.3(c), then SANDOZ shall have the right to request that such data be confirmed by IMS Plan Track or Fingerpoint Formulary (or if either of such entities is no longer providing such reports, a similar Third Party information service mutually acceptable to the Parties). In the event that the two information services do not agree as to whether there has been a decrease of twenty five percent (25%) or more in “covered lives,” a Third Party mutually designated by the Parties shall verify with the Managed Markets as to whether the Licensed Products are reimbursed. For the avoidance of doubt, if any such service is no longer providing the referenced reports such that a successor service is used, the number of “covered lives” in both periods being compared shall be those reported by the successor service.

1.76	“Manufacturing Plan for Authorized Generic” shall have the meaning set forth in Section 4.2.

1.77	“Material Adverse Effect” shall have the meaning set forth in Section 12.3(a).

1.78	“MSL” shall mean Medical Science Liaison.

1.79	“NCH” shall have the meaning set forth in the recitals hereto.

1.80	“NDA” shall mean a New Drug Application, as described in the FDA regulations, 21 CFR § 314.50, including all amendments and supplements to the application.

1.81
“Net Sales” with respect to a product shall mean the gross amount invoiced by or on behalf of a Party or its Affiliates, licensees or sublicensees for such product sold to Third Parties other than licensees or sublicensees, in bona fide, arm’s-length transactions, less the following deductions, determined in accordance with such Party’s standard accounting methods as generally and consistently applied by such Party, to the extent included in the gross invoiced sales price of the product or otherwise directly paid or incurred by such Party, its Affiliates, licensees or sublicensees acting on its behalf with respect to the sale of such product:

(i)	normal and customary trade and quantity discounts actually allowed and properly taken directly with respect to sales of the product;

(ii)	amounts repaid or credited by reasons of defects, recalls, returns, rebates and allowances of goods or because of retroactive price reductions specifically identifiable to the product;

(iii)	chargebacks, rebates (or the equivalent thereof) and other amounts paid on sale or dispensing of the product;

(iv)
rebates (or the equivalent thereof) and administrative fees paid to medical healthcare organizations, to group purchasing organizations or to trade customers in line with approved contract terms or other normal and customary understandings and arrangements;

(v)	amounts payable resulting from governmental (or agency thereof) mandated rebate programs or chargeback programs;

(vi)	tariffs, duties, excise, sales, value-added and other taxes (other than taxes based on income) and charges of Governmental Authorities;

(vii)	cash discounts for timely payment;

(viii)	rebates paid to wholesalers for inventory management programs;

(ix)	amounts repaid or credited or provisions made for uncollectible amounts on previously sold products; and

(x)
required distribution commissions/fees (such as fees related to services provided pursuant to distribution service agreements with major wholesalers) payable to any Third Party providing distribution services to such Party so long as such commissions/fees are consistent with the distribution commissions/fees payable in respect to other branded Rx Products commercialized by such Party;

all as determined in accordance with such Party’s usual and customary accounting methods, which shall be in accordance with the Accounting Standards. Sales from a Party to its Affiliates, licensees or sublicensees shall be disregarded for purposes of calculating Net Sales. Any of the items set forth above that would otherwise be deducted from the invoice price in the calculation of Net Sales but which are charged to Third Parties shall not be deducted from the invoice price in the calculation of Net Sales
Further:

(a)
In the case of any sale or other disposal of a product between or among a Party and its Affiliates, licensees and sublicensees, for resale, Net Sales shall be calculated as above only on the value charged or invoiced on the first arm’s-length sale thereafter to a Third Party;

(b)
In the case of any sale which is not invoiced or is delivered before invoice, Net Sales shall be calculated at the time of shipment or when the product is paid for, if paid for before shipment or invoice; and

(c)
In the case of any sale or other disposal for value, such as barter or counter-trade, of any product, or part thereof, other than in an arm’s-length transaction exclusively for money and excluding any patient assistance programs, Net Sales shall be calculated as above on the value of the non-cash consideration received or the fair market price (if higher) of the product in the country of sale or disposal.

1.82	“Notice of Rejection” shall have the meaning set forth in Section 4.10(b).

1.83	“NOVARTIS AG” shall have the meaning set forth in the introductory paragraph.

1.84	“NOVARTIS AG Know-How” shall mean all Know-How Controlled by NOVARTIS AG or its Affiliates that relates to the Licensed Products or the manufacture, use, Development or Commercialization thereof.

1.85
“NOVARTIS AG Patents” shall mean all Patents Controlled by NOVARTIS AG or its Affiliates which include at least one claim which would be infringed (or, in the case of a patent application, if issued, would be infringed) by the manufacture, use, Development or Commercialization of the Licensed Products.

1.86	“NOVARTIS AG Technology” shall mean the NOVARTIS AG Patents and NOVARTIS AG Know-How, except for the SANDOZ Technology.

1.87	“NOVARTIS Parties” shall have the meaning set forth in the introductory paragraph.
1.88    “NOVARTIS Profit Share” shall have the meaning set forth in Section 6.2.

1.89	“NSAID” shall mean a non-steroidal anti-inflammatory drug.

1.90	“OIG” shall mean the Office of the Inspector General.

1.91	“OPDP” shall mean the United States Office of Prescription Drug Program, formerly known as the United States Office of Medical Policy, Division of Drug Marketing, Advertising and Communications.

1.92	“Original Agreement” shall have the meaning set forth in the recitals hereto.

1.93
“OTC Equivalent Product” shall mean any diclofenac topical dispersible product approved by the FDA for sale in the Territory as an OTC Product, whether or not the Launch of such product results in the declassification of the Licensed Product as an Rx Product.

1.94	“OTC Launch Six Month Reference Period” shall mean the first six calendar months following the Launch on any OTC Equivalent Product.

1.95	“OTC Launch Three Month Reference Periods” shall mean either of the first two three-calendar month periods after the OTC Launch Six Month Reference Period.

1.96
“OTC Product” shall mean a pharmaceutical product for use in humans that has been approved by the FDA for sale to customers and/or patients in the Territory without a prescription. For the avoidance of doubt, a BTC Product shall constitute an OTC Product.

1.97	“OTC Switch” shall have the meaning set forth in Section 8.1.

1.98
“Out-of-Pocket Costs” shall mean direct expenses paid or payable to Third Parties and specifically identifiable as relating to and incurred to manufacture, Develop or Commercialize the Licensed Products.

1.99	“Party” shall have the meaning set forth in the introductory paragraph.

1.100
“Patents” shall mean (a) patents and patent applications (including provisional applications and applications for certificates of invention); (b) any patents issuing from such patent applications (including certificates of invention); (c) all patents and patent applications based on, corresponding to, or claiming the priority date(s) of any of the foregoing; (d) any reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any of the foregoing; and (e) term extensions, supplementary protection certificates and the like.

1.101	“PDMA” shall mean the Prescription Drug Marketing Act of 1987, as amended, and the regulations promulgated thereunder.

1.102
“Person” shall mean and include an individual, partnership, joint venture, limited liability company, a corporation, a firm, a trust, an unincorporated organization and a government or other department or agency thereof.

1.103	“Pharmacovigilance Agreement” shall mean the Pharmacovigilance Agreement by and between the Parties.

1.104
“Phase IV Clinical Study” shall mean any post-marketing Approval clinical study, whether initiated by a Party or at the request of an applicable Governmental Authority, to delineate additional information about a drug’s risks, benefits, and optimal use, including safety surveillance studies, pharmacoeconomic studies, pharmacoepidemiology studies, studies relating to different dosing or schedules of administration, studies of the use of the drug in other patient populations or other stages of the disease, or studies of the use of the drug over a longer period of time.

1.105
“PhRMA Code” shall mean the PhRMA (Pharmaceutical Research and Manufacturers Association) Code on Interacting with Healthcare Professionals, as in effect from time to time. The current PhRMA Code is attached hereto as Schedule 1.105.

1.106	“PPI Adjusted Purchase Price” shall have the meaning set forth in Section 4.11(b)(i).

1.107
“Producer Price Index Figure” means the producer price index industry data figure for pharmaceutical preparations (PCU 2834) as published by the Bureau of Labor Statistics of the United States Department of Labor (Internet website address: http://www.bls.gov/data/home.htm).

1.108
“Product Brand Equity” shall mean Voltaren® brand essence, brand personality and brand look and feel used in advertising and promotion for the Branded Licensed Product as provided by NOVARTIS AG to ENDO on March 4, 2008 and as updated by NOVARTIS AG from time to time. Anything in this Agreement to the contrary notwithstanding, ENDO shall make changes in the manner it performs its obligations hereunder that are affected by updates in the Product Brand Equity as soon as commercially reasonable.

1.109	“Product Liability Claims” shall have the meaning set forth in Section 14.2(a).

1.110
“Product Trade Dress” shall mean the trade dress of the Branded Licensed Product and the Generic Licensed Product (if different from the Branded Licensed Product), including applicable color, palette and typeface.

1.111
“Product Trademark” shall mean the Voltaren® trademark, U.S. Registration No. 960282, the Man and Path design trademark, U.S. Trademark Application No. 77/258978, the JOY OF MOVEMENT TM, U.S. Trademark Application No. 77/053235, and any accompanying logos, Product Trade Dress and/or indicia of origin, including applicable branding, tagline and icon.

1.112	“Professional” shall mean a physician and other health care practitioner who is permitted under the Laws of the United States to prescribe the Licensed Products.

1.113
“Profits” shall mean, for any Agreement Quarter, Generic Licensed Product Net Sales less SANDOZ Costs for Generic Licensed Product sold, Brand Fee and ENDO Expenses during such Agreement Quarter, and shall not rely on the methods of determining profit under United States Generally Accepted Accounting Principles.

1.114	“Promotional Materials” shall have the meaning set forth in Section 3.4.

1.115	“Purchase Orders” shall mean an order from ENDO specifying requested delivery dates and quantities of the Licensed Products to be manufactured by or on behalf of SANDOZ.

1.116	“Recall Expenses” shall have the meaning set forth in Section 4.12(c)(ii).

1.117	“Rejected Products” shall have the meaning set forth in Section 4.10(b).

1.118	“Renewal Term” shall have the meaning set forth in Section 16.1(a).

1.119
“Representatives” shall mean, with respect to a Person, the employees, consultants, officers, directors, representatives and permitted sublicensees and subcontractors of such Person, including, in the case of ENDO, all CSOs, MSLs and field-based Managed Market personnel.

1.120	“Required Phase IV Clinical Studies” shall mean Phase IV Clinical Studies required by the FDA to be conducted as a condition to its Approval of the Licensed Product NDA.

1.121	“Rolling Forecast” shall have the meaning set forth in Section 4.5.

1.122
“Rx Product” shall mean a pharmaceutical product for use in humans that has been approved by the FDA for sale to customers and/or patients in the Territory with a prescription written by a Professional.

1.123
“Sales Representative” shall mean an individual, whether employed or engaged by ENDO, its Affiliates or Representatives, including a CSO, who engages in detailing and other promotional efforts with respect to the Licensed Products and who has been appropriately trained and equipped, in accordance with the terms of Sections 3.2 and 3.3, to make sales calls concerning the Licensed Products and its approved indications in accordance with this Agreement.

1.124	“SANDOZ” shall have the meaning set forth in the introductory paragraph.

1.125
“SANDOZ Costs” shall mean SANDOZ’s costs for procuring the Generic Licensed Product from SANDOZ’s manufacturer, as initially set forth on Schedule 4.11(a) hereto and subject to adjustment as provided in Section 4.11(b).

1.126	“SANDOZ License” shall mean the exclusive license granted to SANDOZ with respect to the Licensed Product NDA.

1.127	“SANDOZ Technology” shall mean the Licensed Product NDA and all clinical studies conducted by or on behalf of SANDOZ in support of the Licensed Product NDA.

1.128	“SANDOZ Warehouse” shall have the meaning set forth in Section 4.7(b).

1.129
“Specifications” shall mean the requirements and standards, including packaging requirements, for the Licensed Products as set forth on Schedule 4.3, as amended or supplemented from time to time by Law.

1.130	“Technology” shall mean Patents and Know-How.

1.131	“Term of this Agreement” or “Term” shall have the meaning set forth in Section 16.1(b).

1.132	“Territory” shall mean the United States.

1.133	“Third Party” shall mean any Person other than a Party or any Affiliate of a Party.

1.134	“United States” or “U.S.” shall mean the United States of America, its territories and possessions, including the Commonwealth of Puerto Rico.

1.135	“WAC” shall have the meaning set forth in Section 4.17(e).

1.136	Interpretation.

(a)	When used in this Agreement the words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation.”

(b)	Any terms defined in the singular shall have a comparable meaning when used in the plural, and vice-versa.

(c)	All references to recitals, Articles, Sections, Exhibits, Schedules and Appendices shall be deemed references to recitals, Articles, Sections, Exhibits, Schedules and Appendices to this Agreement.

(d)
This Agreement shall be deemed drafted jointly by all the parties hereto and shall not be specifically construed against a Party hereto based on any claim that such Party or its counsel drafted this Agreement.

SECTION 2
GRANT

2.1
License. Subject to the terms and conditions of this Agreement, the NOVARTIS Parties hereby grant to ENDO: (a) the exclusive (even as to the NOVARTIS Parties) right and license to Commercialize the Branded Licensed Product under the NOVARTIS AG Technology and the SANDOZ Technology and the Product Trademark in the Field in the Territory in accordance with this Agreement; and (b) subject to the remainder of this SECTION 2, the exclusive (even as to the NOVARTIS Parties) right and license to Commercialize the Generic Licensed Product under the NOVARTIS AG Technology and the SANDOZ Technology in the Field in the Territory in accordance with this Agreement. ENDO shall have the right to sublicense any of the foregoing rights solely to its Affiliates. ENDO and its Affiliates shall have sole control over the Commercialization of the Licensed Products for the Term of this Agreement and shall be responsible for paying all Commercialization Expenses in connection therewith. Except as expressly provided in this Agreement (such as ENDO’s right to engage a CSO and sublicense its rights to Affiliates and have certain activities and obligations performed through its Affiliates), the rights and licenses granted to ENDO under this Agreement shall not be sublicensed, assigned or transferred to any non-Affiliate. Nothing in this Agreement shall prevent ENDO from performing any of its obligations hereunder or exercising any of its rights hereunder through Affiliates or subcontractors, except that ENDO may not subcontract its control over marketing of the Licensed Products to a Third Party subcontractor. ENDO shall remain responsible for performance of any obligations that it sublicenses or subcontracts, including to any ENDO Affiliates.

2.2	Manufacturing & Launch of the Generic Licensed Product.

(a)
Upon written notice from ENDO, ENDO and SANDOZ shall meet and confer regarding Development and manufacturing of a Generic Licensed Product, and shall negotiate in good faith and enter into a Manufacturing Plan for Authorized Generic in accordance with Section 4.2.

(b)
Following the entering into the Manufacturing Plan for Authorized Generic pursuant to Section 2.2(a), the decision to authorize the Launch of a Generic Licensed Product is reserved to ENDO, exercised at its reasonable discretion, upon written notice to SANDOZ.

(c)	Information provided by one Party to another Party under this Section 2.2 shall constitute Confidential Information of the disclosing Party.

2.3
Compliance With Law. Each of the Parties shall, and shall cause each of its Affiliates and respective Representatives to, perform its obligations under this Agreement in accordance with Applicable Law. No Party or any of its Affiliates shall, or shall be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith, may violate, any Applicable Law.

2.4	Reservation of Rights; NOVARTIS AG Know-How.

(a)
ENDO acknowledges that, notwithstanding any other provision of this Agreement, all rights of the NOVARTIS Parties and their respective Affiliates not specifically granted herein to ENDO or its Affiliates are expressly reserved to the NOVARTIS Parties or their respective Affiliates, as applicable. Without limiting the foregoing, in no event is ENDO or its Affiliates granted any rights or licenses to or with respect to any generic pharmaceutical product (other than the Generic Licensed Product), any OTC Product or any other diclofenac topical gel.

(b)
ENDO acknowledges and agrees that, notwithstanding the license grant in Section 2.1, neither NOVARTIS AG nor any Affiliate thereof shall be under any obligation to disclose to ENDO any NOVARTIS AG Know-How, including the Licensed Product NDA or any data therein, all of which shall constitute NOVARTIS AG Confidential Information.

2.5
Product Trade Dress and Domain Names Related to Licensed Product. All trademarks, trade dress, copyrights and domain names used in association with the Branded Licensed Product or otherwise created and used in association with the Generic Licensed Products shall remain the property of NOVARTIS AG and/or its Affiliates. Such intellectual property, and any such intellectual property that is confusingly similar to this intellectual property, shall not be used, applied-for or registered in the Territory by ENDO or its Affiliates. NOVARTIS AG shall have the sole discretion to determine the proper use of trademarks, Product Trade Dress, copyrights and domain names. Notwithstanding the foregoing: (a) in no event shall any trademarks, trade dress, copyrights or domain names used by ENDO or any of its Affiliates as of the Execution Date (other than the rights granted to ENDO under the Product Trademark hereunder) become the property of NOVARTIS AG (provided such trademarks, trade dress, copyrights or domain names are not confusingly similar to the current or past Product Trade Dress for the Branded Licensed Product); and (b) ENDO grants no license or any other right to NOVARTIS AG in any such trademarks, trade dress, copyrights or domain names.

SECTION 3
COMMERCIALIZATION

3.1
Commercialization. ENDO shall be solely responsible to Commercialize the Branded Licensed Product under the Product Trademark, itself (or through its Affiliates) and, subject to Section 2.2, to Commercialize the Generic Licensed Product, in each case in the Field in the Territory during the Term of this Agreement. All Commercialization activities shall be conducted in accordance with the terms of this Agreement. Subject to the preceding sentence, ENDO shall (and shall require such Affiliates) to use commercially reasonable efforts to Commercialize the Licensed Products in the Territory. ENDO shall (itself and through its Affiliates) be solely responsible for all Commercialization Expenses relating to the Licensed Products.

3.2	Compliance with Laws.

(a)	Without limiting its other obligations hereunder, ENDO covenants and agrees to ensure that (A) no Sales Representative utilized by ENDO or an ENDO Affiliate hereunder shall have been (1) convicted of an offense related to any federal or state health care program; (2) excluded or otherwise rendered ineligible for Federal or State health care program participation or (3) debarred under Subsection (a) or (b) of Section 306 of the Act, and (B) no Person on any FDA Clinical Investigator enforcement lists will participate in the Commercialization of the Licensed Products by or on behalf of ENDO or ENDO’s Affiliates, including the following: (1) Disqualified/Totally Restricted List, (2) Restricted List and (3) Adequate Assurances List. ENDO further covenants that, if at any time it becomes aware that any Sales Representative who participated or is participating in the Commercialization of the Licensed Products is on, or is being added to, the FDA Debarment List or any FDA Clinical Investigator Enforcement Lists, ENDO will provide notice of this to SANDOZ within forty-eight (48) hours of its becoming aware of this fact and shall, subject to Applicable Law, immediately terminate such person from conducting any activity under this Agreement.

(b)
In connection with any activity under this Agreement, ENDO (and ENDO shall cause any ENDO Affiliates) and all Sales Representatives of ENDO or such ENDO Affiliates shall comply in all material respects with the Office of Inspector General Compliance Program Guidance for Pharmaceutical Manufacturers, April 2003, PDMA, Applicable Laws governing the storage and distribution of pharmaceutical samples and aggregate spending on physician gifts, entertainment and expenses, the PhRMA Code, Sec. 1128B(b) of the Social Security Act, the AMA Guidelines on Gifts to Physicians from Industry, the Office of Inspector General Compliance Program Guidance for Pharmaceutical Manufacturers, HIPAA and all other Applicable Laws.

3.3	Training.

(a)
ENDO shall (or ENDO shall cause an Affiliate to) be solely responsible for training the Sales Representatives in the detailing and promotion of the Licensed Products, at its expense (including the cost of training materials). All training materials will be developed by ENDO and its Affiliates and approved by the respective Parties.

(b)
As part of their overall training program, ENDO’s Sales Representatives shall (and shall cause any ENDO Affiliates’ Sales Representatives to) complete and comply with the Adverse Event reporting instructions provided by ENDO, a copy of which shall be provided to SANDOZ. Sales Representatives shall be trained by ENDO (itself or by its Affiliates) in connection with compliance with Applicable Law, including the requirements of Section 3.2(b), prior to engaging in promotion of the Licensed Products.

3.4
Promotional Materials. ENDO shall be responsible for developing and disseminating all promotional, advertising, communication and educational materials relating to the Commercialization of the Licensed Products hereunder (collectively, “Promotional Materials”). All Promotional Materials shall comply with Applicable Law and must comply with the Product Trademark, Product Brand Equity and NCH’s Voltaren® gel style and branding guidelines that were sent to ENDO by NCH on March 4, 2008. As between the

NOVARTIS Parties and ENDO, but subject to Section 2.4, ENDO shall own all right, title, and interest in and to any such Promotional Materials, including applicable copyrights and trademarks. SANDOZ shall have the right to review all Promotional Materials. ENDO shall consider all comments of SANDOZ in good faith and SANDOZ shall have final approval rights with respect to matters involving Product Trademark or Product Brand Equity. However, creative concepts that are used in the advertising and promotion for the Licensed Products shall require approval of the Parties, and in the event the Parties do not agree, the concept that tests higher in Third Party concept-testing shall be the concept that is adopted; provided, that the Parties have jointly developed the concepts to be tested and have approved the action standards, such approval not to be unreasonably withheld or delayed. For the avoidance of doubt, neither SANDOZ nor any other of the NOVARTIS Parties shall be responsible for any Out-of-Pocket Costs incurred with respect to jointly developed creative concepts so long as any such costs incurred by or on behalf of SANDOZ have been reviewed and approved by ENDO before they are incurred. Further, no Promotional Materials to be submitted to OPDP under the Licensed Product NDA shall be used if NOVARTIS reasonably objects based on legal, medical or regulatory grounds. SANDOZ shall review and submit comments to Promotional Materials promptly. If the Parties reasonably disagree as to the approval or compliant execution of a Promotional Material, they shall convene the heads of regulatory, legal and compliance from each of SANDOZ and ENDO to conduct a joint executive review of the Promotional Material and to decide on the approval, rejection or otherwise of such Promotional Material. Unless otherwise subject to the aforementioned joint executive review and subject to the next sentence, if ENDO has not received comments within five (5) Business Days for Promotional Materials which, in the aggregate including all pieces under review at the same time, are under ten (10) pages in length or within ten (10) Business Days for longer Promotional Materials, such Promotional Materials will be deemed to have been approved by SANDOZ. All Promotional Materials shall be provided to SANDOZ sufficiently in advance of first use so as to enable it to file such materials with OPDP and otherwise comply with its reporting obligations.

3.5
Licensed Product Claims. ENDO shall not (and shall cause its Affiliates and Representatives, including Sales Representatives, not to) make any medical or promotional claim for the Licensed Products beyond the scope of the relevant Approval(s) then in effect in the Territory for the Licensed Products. ENDO may distribute information concerning the Licensed Products or their use, including scientific articles, reference publications and healthcare economic information, in accordance with Applicable Laws, including Section 401 of the FDA Modernization Act of 1997, and subject to regulatory review and approval by SANDOZ.

3.6
Use of Product Trade Dress for Generic Licensed Products. Subject to Section 2.5, ENDO and its Affiliates shall be permitted to use the Product Trade Dress in connection with the Commercialization of the Generic Licensed Product. Except for the rights granted in the prior sentence, ENDO shall not use any of the NOVARTIS Parties’ trademarks, trade names or trade dress or any trademarks, trade names or trade dress which are confusingly similar to any of NOVARTIS Parties’ trademarks, trade names or trade dress, in connection with the Commercialization of Generic Licensed Product. Following initial Launch of the

Generic Licensed Product, any changes to the Product Trade Dress, including label changes for the Generic Licensed Product, whether requested by the Parties or by any Governmental Authority, shall be at ENDO’s sole cost and expense.

3.7
Direct-to-Consumer Advertising. During the Term of this Agreement, ENDO shall determine whether or not to develop direct-to-consumer advertising (“DTC”) plans and the execution thereof. ENDO shall coordinate with SANDOZ regarding DTC advertising strategies and plans, but final decision-making authority and the cost and expense associated with such DTC advertising shall be borne by ENDO. For the avoidance of doubt, all Promotional Materials and use of Product Trademark and Product Brand Equity in connection with any DTC advertising shall be subject to approval by SANDOZ.

3.8
Medical Science Liaisons. ENDO or an Affiliate thereof shall provide and direct all activities of MSLs for the Licensed Products and shall bear all costs related to MSLs. All activities under this Section 3.8 shall comply with the SANDOZ MSL Guidance Document attached as Schedule 3.8

3.9
Managed Markets Field Activities; Costs. ENDO or an Affiliate thereof shall be solely responsible for all Managed Markets field activities for the Licensed Product in the Territory, at its sole cost and expense.

3.10
Call Centers. SANDOZ or an Affiliate thereof shall implement a call center for providing medical information services to hospitals, physicians, health care providers and patients. SANDOZ shall bear all costs related to the call center.

3.11	Pricing; Booking of Sales; Distribution; Diversion.

(a)	ENDO or an Affiliate thereof shall have the sole right and responsibility to determine pricing for Licensed Products sold in the Territory.

(b)
ENDO or an Affiliate thereof shall have the sole right and responsibility to record, fill orders and perform related services (such as all aspects of order processing, invoicing and collection) for all sales of the Licensed Products in the Territory. Notwithstanding any other provision of this Agreement to the contrary, ENDO hereby agrees that it shall not include or bundle Licensed Products as part of a multiple product offering with any other products or services, except with the prior written consent of SANDOZ.

(c)	ENDO shall have the sole right and responsibility to warehouse and distribute the Licensed Products.

(d)
ENDO is prohibited from selling any topical gel product containing one percent (1%) diclofenac outside of the Territory. ENDO shall use commercially reasonable efforts to ensure that the Licensed Products are not sold to known diverters and SANDOZ shall use commercially reasonable efforts to ensure that any topical gel product containing one percent (1%) diclofenac that references the Licensed Product NDA or uses the Product Trademark (other than a Line Extension or any OTC Equivalent Product, subject to Section 8.1) is not sold to known diverters. In furtherance of the foregoing, ENDO agrees to use procedures to prevent diversion of the Licensed Products, and SANDOZ agrees to use procedures to prevent diversion of any topical gel product containing one percent (1%) diclofenac that references the Licensed Product NDA or uses the Product Trademark (other than a Line Extension or any OTC Equivalent Product, subject to Section 8.1), in each case which are no less stringent than procedures generally used on their respective other products.

3.12
Commercialization Efforts. Excluding during a Failure of Supply, ENDO or an Affiliate thereof shall use commercially reasonable efforts to maintain levels of safety stock of Generic Licensed Product, if applicable, consistent with its own practices.

3.13
Compliance Program. ENDO shall maintain a compliance program that meets the requirements of all Applicable Laws, including but not limited to the 2003 OIG Compliance Program Manual for Pharmaceutical Manufacturers. ENDO represents that such compliance program shall include a written code of conduct, a disclosure program (to allow the anonymous reporting of potential misconduct) and field force monitoring and is designed to ensure compliance with FDA promotional requirements, Federal health care program requirements and the Corporate Integrity Agreement entered into by ENDO Pharmaceuticals Inc. on February 21, 2014 (“ENDO CIA”). ENDO represents that, as required by the ENDO CIA: (a) ENDO will subject the Licensed Products under the ENDO CIA, (b) ENDO will report to the OIG matters that it identifies as Reportable Events (as defined by the ENDO CIA) in accordance with the ENDO CIA (if such Reportable Events involve the Licensed Products, ENDO shall notify the Chief Compliance Officer of SANDOZ, in writing, within ten (10) business days of reporting such an Event to the OIG, including any investigation or mitigation plans); (c) ENDO’s Chief Compliance Officer and certain management personnel will submit certifications to the OIG ; and (d) ENDO will conduct risk assessment and mitigation planning (RAMP) on Government Reimbursed Products (as defined and required by the ENDO CIA), including the Licensed Products. To the extent ENDO provides SANDOZ with correspondence to the OIG related to a Reportable Event, SANDOZ will treat this information as strictly confidential and proprietary information subject to statutory protection under federal law. ENDO also shall provide to SANDOZ an annual report summarizing the compliance program status for the Licensed Products, including Reportable Events and any Reportable Events involving the Licensed Products under the ENDO CIA.

3.14
Pharmaceutical Samples. If ENDO chooses to conduct a direct-to-practitioner sampling program for the Licensed Products, ENDO represents and warrants that its sampling program is designed to comply with all Applicable Laws, including the PDMA, the ENDO CIA and all federal or state transparency reporting regulations. ENDO shall cooperate with SANDOZ to ensure appropriate reporting of samples under federal and state transparency regulations. ENDO shall provide SANDOZ with a copy of any report submitted to any federal or state government agency involving the provision of such samples, including reports on losses, diversions, theft and sample loss threshold (SLT) deviations.

SECTION 4
MANUFACTURE AND SUPPLY

4.1
Engagement. During the Term and subject to the terms and conditions set forth herein, ENDO hereby agrees to purchase all of its requirements for Licensed Products from SANDOZ, and SANDOZ agrees to manufacture (or have manufactured on SANDOZ’s behalf), supply and sell to ENDO, all of ENDO’s orders for Licensed Products which ENDO submits to SANDOZ from time to time and which SANDOZ accepts in accordance with Section 4.5.

4.2
At-Risk Manufacture of Generic Licensed Product. In connection with any notice from ENDO to SANDOZ to commence Development and manufacturing of a Generic Licensed Product pursuant to Section 2.2, the NOVARTIS Parties promptly shall meet on a mutually agreed upon date (the “Initial Manufacturing Meeting Date”) and shall confer and negotiate the terms and conditions of a “Manufacturing Plan for Authorized Generic” that sets forth their respective obligations with respect to the Development and manufacture of a sufficient initial quantity of Generic Licensed Product to have in inventory in anticipation of such product Launch. The Manufacturing Plan for Authorized Generic shall include details of (i) Development, including regulatory approvals, label changes, and other Product Trade Dress changes, if any, (ii) manufacturing requirements, manufacturing site, inventory requirements, and artwork and Product Trade Dress for finished goods, (iii) the lead time for the manufacture and delivery of finished goods with respect to such Generic Licensed Product, (iv) an allocation of manufacturing capacity between Branded Licensed Product and Generic Licensed Product, and (v) a good faith estimate of costs for such Development and manufacture. ENDO is responsible for costs and expenses of manufacture of such initial quantities of Generic Licensed Product. If ENDO and SANDOZ are unable to fully negotiate and execute the Manufacturing Plan for Authorized Generic within sixty (60) days after the Initial Manufacturing Meeting Date, then ENDO may submit orders for what it in good faith, reasonably believes to be the initial Launch quantities of Generic Licensed Product (and, in which instance, ENDO acknowledges that such orders for Generic Licensed Product shall reduce on a 1:1 basis the manufacturing capacity available to Branded Licensed Product, without such reduction being deemed a Failure of Supply) pursuant to Section 4.6 (except that the lead time for such initial Launch quantities shall be twenty (20) weeks after the approval of necessary artwork) and SANDOZ shall be obligated to fill such orders.

4.3
Warranty. All Licensed Products supplied by SANDOZ to ENDO hereunder shall, at the time they are delivered to the carrier by SANDOZ at the SANDOZ Warehouse (as defined in Section 4.6(b) below), (a) comply with the Specifications, (b) be consistent, as applicable, with the Licensed Product NDA, and (c) have been manufactured for SANDOZ in NOVARTIS AG’s manufacturing facility in Wehr, Germany (the “Facility”) in a manner compliant with GMP Requirements and all Applicable Laws, it being agreed and understood that SANDOZ may change the location of the Facility, at any time and from time to time, upon prior written notice to ENDO.

4.4
Forecasts; Maximum and Minimum Purchases – Branded Licensed Product. In order to assist SANDOZ in the planning of production runs for Branded Licensed Products, ENDO will, at least thirty (30) days in advance of the commencement of each calendar month during each Agreement Year, provide SANDOZ with a twenty-four (24) month (or such number of months remaining in the Term) rolling production forecast (the “Branded Rolling Forecast”) of the quantities of Branded Licensed Products that ENDO estimates it will order during such period. The Branded Rolling Forecast shall be updated by ENDO monthly by the tenth (10th) Business Day of the first month covered by the Branded Rolling Forecast. The first four (4) months (or such lesser number of months remaining in the Term) of each such Branded Rolling Forecast, as so updated, for Branded Licensed Products will be binding (the “Branded Binding Forecast”) on ENDO and SANDOZ, subject to the maximum supply capacity restrictions set forth in Section 4.6(a). ENDO shall purchase or pay for, in each case, in accordance with this Agreement, all Branded Licensed Products covered by each Branded Binding Forecast. The forecast for any month included within the Branded Binding Forecast may not be changed in any subsequent forecast without prior written SANDOZ approval. ENDO will forecast Branded Licensed Products by number of lots. Each forecast will be made by ENDO in good faith, taking into account reasonable projections of requirements for Branded Licensed Products. Notwithstanding the foregoing, for each Branded Binding Forecast, the aggregate forecasted quantities of Branded Licensed Products will not be more than the greater of (A) ten percent (10%) or (B) one (1) lot, over or under the forecasted amounts, as set forth in the immediately preceding Branded Binding Forecast delivered hereunder.

4.5
Forecasts; Maximum and Minimum Purchases – Generic Licensed Product. Upon ENDO’s notice (in accordance with Section 2.2) to Commercialize the Generic Licensed Product, and in order to assist SANDOZ in the planning of production runs for Generic Licensed Products, ENDO will, at least thirty (30) days in advance of the commencement of each calendar month during each Agreement Year, provide SANDOZ with a twenty-four (24) month (or such number of months remaining in the Term) rolling production forecast (the “Generic Rolling Forecast” and, together with the Branded Rolling Forecast, the “Rolling Forecasts”) of the quantities of Generic Licensed Products that ENDO estimates it will order during such period. The initial quantities of Generic Licensed Product included in the Generic Rolling Forecast shall be provided from the quantities manufactured and delivered pursuant to Section 4.2, after SANDOZ has provided a Certificate of Analysis (in the form attached hereto as Schedule 4.7(a)) with respect to such quantities. The Generic Rolling Forecast shall be updated by ENDO monthly by the tenth (10th) Business Day of the first month covered by the Generic Rolling Forecast. The first four (4) months (or such lesser number of months remaining in the Term) of each such Generic Rolling Forecast, as so updated, for Generic Licensed Products will be binding (the “Generic Binding Forecast” and, together with the Branded Binding Forecast, the “Binding Forecasts”) on ENDO and SANDOZ, subject to the maximum supply capacity restrictions set forth in Section 4.6(a). ENDO shall purchase or pay for, in each case, in accordance with this Agreement, all Generic Licensed Products covered by each Generic Binding Forecast. The forecast for any month included within the Generic Binding Forecast may not be changed in any subsequent forecast without prior written SANDOZ approval. ENDO will forecast Generic Licensed Products by number of lots. Each forecast will be made by ENDO in good faith, taking into account reasonable projections of requirements for Generic Licensed Products. Notwithstanding the foregoing, for each Generic Binding Forecast, the aggregate forecasted quantities of Generic Licensed Products will not be more than the greater of (A) ten percent (10%) or (B) one (1) lot, over or under the forecasted amounts, as set forth in the immediately preceding Generic Binding Forecast delivered hereunder.

4.6	Orders.

(a)
Except to the extent the Parties may otherwise agree in writing with respect to a particular shipment, ENDO will place orders by way of written purchase orders for Licensed Products at least twelve (12) weeks in advance of ENDO’s requested dates for delivery at the Delivery Location. Each purchase order will specifically refer to this Agreement and will specify the amount of Licensed Products ordered, the requested delivery date (subject to the immediately preceding sentence), the transportation method and carrier and any special instructions requested. The minimum size of any order of Licensed Products placed by ENDO will be one (1) lot and orders for Licensed Products will be in full lot increments and will specify presentation. SANDOZ shall promptly notify ENDO of any change in lot size. In addition, with respect to a given month, ENDO shall not, without SANDOZ’s approval, submit purchase orders for Licensed Products that aggregate more than one (1) lot over the forecasted amounts for such month contained in the most recent Binding Forecast delivered hereunder, and, in any event, shall not submit orders for Licensed Products that exceed SANDOZ’s maximum supply capacity unless prior written approval is received from SANDOZ. Upon written request from ENDO, SANDOZ shall provide an update of its maximum supply capacity (for both Branded Licensed Products and Generic Licensed Products separately and/or in the aggregate, as clearly identified by SANDOZ) to ENDO, from time to time (but not more than once per calendar year throughout the Term of the Agreement. ENDO shall not submit any purchase orders with respect to any month beyond the Term.

(b)
The purchase orders will be delivered to such location as SANDOZ designates in writing to ENDO from time to time. Each purchase order will be deemed received on the date that SANDOZ actually receives the relevant purchase order.

(c)
SANDOZ will accept all purchase orders that comply with this SECTION 4 and the applicable Binding Forecast. SANDOZ may reject any purchase order that does not comply with this SECTION 4 and the applicable Binding Forecast. Purchase orders will be accepted via formal written acknowledgement by SANDOZ to ENDO. Acknowledgment will be sent to ENDO within ten (10) Business Days from SANDOZ’s receipt of the purchase order, if SANDOZ accepts the purchase order. If acknowledgment accepting the purchase order is not received by ENDO, SANDOZ and ENDO will cooperate in good faith to resolve promptly the issues that give rise to the basis for SANDOZ’s rejection thereof. Any purchase order accepted by SANDOZ in accordance with the foregoing shall constitute a “Firm Order.”

(d)
SANDOZ will supply Licensed Products pursuant to each Firm Order accepted in a timely manner, subject to Sections 4.6(a) and 4.8; provided, that each Firm Order will be deemed to have been fully satisfied, as to quantity, if the quantity of Licensed Products actually delivered to ENDO is equal to or greater than ninety percent (90%) of the quantity of Licensed Products set forth in the relevant Firm Order; provided further that SANDOZ will use commercially reasonable efforts to supply one hundred percent (100%) of the quantity of Licensed Products ordered.

(e)
ENDO shall not be required to take receipt at SANDOZ’s Warehouse of a lot of Licensed Product with less than eighteen (18) months of expiry or eighty percent (80%) of the original shelf life (rounded up to the nearest whole month), whichever is greater; provided that ENDO and SANDOZ may nonetheless negotiate in good faith for ENDO to purchase any such lot.

4.7	Delivery.

(a)
SANDOZ will supply Licensed Products to ENDO pursuant to Firm Orders placed by ENDO and accepted by SANDOZ, in each case, in accordance with the terms of this Agreement. Delivery dates as set forth in any Firm Order will be deemed to be estimated only until SANDOZ confirms acceptance of the order in writing in accordance with Section 4.6(c). SANDOZ shall deliver with each such shipment a Certificate of Analysis in the form attached hereto as Schedule 4.7(a), signed by an authorized employee of SANDOZ (or its manufacturing Affiliate) stating that the relevant shipment of Licensed Product meets the Specifications and other customary documentation, including a bill of lading and packing list.

(b)
The terms of delivery for the Licensed Products shall be Ex Works (Incoterms 2010) SANDOZ’s approved warehousing facility located at Planzer Transport AG, Salinenstrasse 63A, 4133 PRATTELN, SWITZERLAND (the “SANDOZ Warehouse”), it being agreed and understood that SANDOZ may change the location of the SANDOZ Warehouse, at any time and from time to time, upon prior written notice to ENDO. No products of any Third Party shall be shipped with the Licensed Products.

(c)
ENDO will reimburse SANDOZ for all related freight, insurance charges, taxes, import and export duties, inspection fees and other charges applicable to the sale and transport of Licensed Product purchased by ENDO, as well as costs of transportation and loss of Licensed Product due to damage or destruction occurring at any time after the Licensed Product has been delivered to the common carrier mutually selected by the Parties at the SANDOZ Warehouse. SANDOZ will provide ENDO with an itemized list of charges. Upon receipt of the Licensed Product from SANDOZ, the designated common carrier, as licensee of ENDO with respect to delivery of the Licensed Product from the SANDOZ Warehouse to ENDO’s designated distribution center in Memphis, Tennessee or other location designated by ENDO (the “Delivery Location”), shall conduct a visual inspection for any external physical damage to the goods delivered by SANDOZ before transport to the Delivery Location. Title to and risk of loss of or damage to Licensed Product shall remain with SANDOZ and pass to ENDO only upon delivery to the common carrier at the SANDOZ Warehouse. All shipments shall be accompanied by appropriate transportation and other agreed upon documentation.

(d)
All units of Licensed Product supplied to ENDO hereunder shall be properly prepared for safe and lawful shipment and shall be supplied in finished for sale form, which are sealed in sales unit packages and contained in outer shipping containers ready for sale. Any change in packaging for Licensed Product may be requested by ENDO, and SANDOZ shall use its commercially reasonable efforts to accommodate the request, provided, that (i) any proposed packaging change shall comply with Applicable Law and SANDOZ standard operating procedures, as in effect and disclosed to ENDO from time to time, (ii) all Licensed Product packaged in existing packaging material is first purchased by ENDO prior to implementing any packaging change, and (iii) ENDO shall fully reimburse SANDOZ for all direct and indirect costs (including materials and labor) of implementing the packaging change, including the cost of obsolescence of existing stocks and raw materials, equipment and increased production costs going forward (within a budget that ENDO has previously reviewed and approved). Any change in packaging may be requested by SANDOZ (including changes requested by appropriate personnel in the SANDOZ Warehouse), subject to the approval of ENDO, such approval not to be unreasonably withheld or delayed and the cost of which will be borne by SANDOZ. Until new trade dress for the Licensed Product has been approved and can be reasonably implemented (as mutually agreed by the Parties pursuant to an implementation plan), ENDO will accept all of SANDOZ’s inventory on hand and supply in production in their current trade dress.

4.8
Raw Materials. SANDOZ will be entitled to order sufficient quantities of long lead time components, including raw materials, to meet ENDO’s Binding Forecasts. SANDOZ will use commercially reasonable efforts to order and obtain such long lead time components (raw materials) to enable it to manufacture and supply Licensed Products to ENDO pursuant to this Agreement. Any obsolescence costs and disposal fees occurring as the result of any Binding Forecast, labeling or packaging changes will be the responsibility of ENDO, except as provided in Section 4.6(e).

4.9
Standard of Performance. Notwithstanding anything else to the contrary contained in this Agreement, SANDOZ’s obligation to supply Licensed Product in response to a Firm Order will be to use the same diligence in its efforts to manufacture and supply such Licensed Product to ENDO pursuant to this Agreement that SANDOZ uses to manufacture and supply like product for itself and its Affiliates.

4.10	Quality Assurance.

(a)
Non-Conforming Licensed Product. SANDOZ will, at its expense, arrange for all Licensed Product which does not comply with the warranties in Section 4.3 (the “Licensed Product Warranties”) to be destroyed in accordance with Applicable Laws and SANDOZ policy. Notwithstanding any other provisions of this Agreement, ENDO agrees, if so requested by SANDOZ in writing, to return to SANDOZ, at SANDOZ’s expense, any such Licensed Products.

(b)
Rejection of Delivered Licensed Product. Within twenty (20) days following delivery of Licensed Product to the Delivery Location in accordance with Section 4.7(c) above, ENDO may perform or cause to be performed such samplings and tests using validated and compendial test methods described in the Licensed Product NDA to determine whether Licensed Product meets the Specifications and the Licensed Product Warranties. Licensed Product may be rejected solely for failure to meet the

Specifications and Licensed Product Warranties, and/or for failure to meet the requirements set forth in Section 4.6(e), in each case, at the time of delivery to the common carrier at the SANDOZ Warehouse. Any Licensed Product not rejected by ENDO within such twenty (20) day period or, in the case of latent defects in the Licensed Product, within thirty (30) days from the date that ENDO actually discovers defects in the Licensed Product, will be deemed accepted by ENDO; provided that such time period shall be extended in the event ENDO had not timely received all necessary documentation related to the shipment of such Licensed Product and notifies SANDOZ. If ENDO wishes to reject Licensed Product (the “Rejected Products”), ENDO will (i) within such twenty (20) day period, notify SANDOZ in writing of its rejection of the Licensed Product and the reason therefor or (ii) within thirty (30) days from the date that ENDO actually discovers defects (in the case of latent defects) in the Licensed Product, notify SANDOZ in writing of its rejection of the Licensed Product and the reason therefor (each notice referred to in clause (i) and (ii), a “Notice of Rejection”). In the event that ENDO rejects delivery of Licensed Product, SANDOZ shall have thirty (30) days following receipt of a Notice of Rejection to confirm or object to such Notice of Rejection. In the event that SANDOZ confirms in writing (or is deemed to have confirmed by a failure to respond within such 30-day period) a Notice of Rejection, as ENDO’s sole and exclusive remedy for such non-conforming product, SANDOZ will either replace the Rejected Products or pay over to ENDO the replacement cost of the Rejected Products (assuming that such Rejected Products had been fully conforming).

(c)
Disputed Products. If SANDOZ timely objects to a Notice of Rejection, an independent laboratory which is acceptable to both Parties will test the Rejected Products in dispute (the “Disputed Product”) using the validated and compendial test methods set forth in the Licensed Product NDA and any other applicable GMP test method used by SANDOZ at the time the Disputed Product was manufactured, all of which test methods will be validated. If such laboratory finds that the Disputed Product meets the Specifications, ENDO will pay the fees of such laboratory related to such testing and validation of testing and will promptly pay for the Disputed Product and reimburse all amounts paid by SANDOZ to ENDO with respect to such Disputed Product pursuant to Section 4.10(b). If such laboratory finds that the Disputed Product fails to meet the Specifications, SANDOZ will pay the fees of such laboratory related to such testing and validation of testing and will promptly provide a refund or replace the Disputed Product in each case in accordance with Section 4.10(b) above. Both Parties agree to accept and be bound by the findings of such independent laboratory.

4.11	Pricing and Payments.

(a)	Prices.

(i)	The prices payable by ENDO for Branded Licensed Product purchased hereunder are set forth on Schedule 4.11(a) hereto and will be subject to adjustment as provided in Section 4.11(b).

(ii)	The prices payable by ENDO for Generic Licensed Product purchased hereunder are set forth on Schedule 4.11(a) hereto and will be subject to adjustment as provided in Section 4.11(b).

(iii)	Purchases of Branded Licensed Product and Generic Licensed Product shall be paid by ENDO within *** following the date of Licensed Product delivery and invoice by SANDOZ.

(b)	Purchase Price Adjustments.

(i)
The prices for Licensed Products as set forth in Section 4.11(a) above will be modified at the commencement of each Agreement Year after Agreement Year 1 as set forth in this Section 4.11(b). The price for each Agreement Year after Agreement Year 1 will be determined by multiplying the applicable price set forth above by a fraction, the denominator of which will be the Producer Price Index Figure published on or nearest to January 1, 2016, and the numerator of which will be the Producer Price Index Figure published on or nearest to the first day of the Agreement Year for which the price is being determined (as so adjusted from time to time, the “PPI Adjusted Purchase Price”).

(ii)
The PPI Adjusted Purchase Price shall be subject to increase in the event that SANDOZ experiences any documented increase of more than five percent (5%) in the cost of any raw materials (including active pharmaceutical ingredient), packaging or other Licensed Product components used in the manufacture of Licensed Product; provided, however, that the PPI Adjusted Purchase Price shall only be increased to the extent that raw material price increases exceed, in the aggregate, all increases in the Producer Price Index Figure since the Effective Date of the Agreement. Correspondingly, the PPI Adjusted Purchase Price shall be subject to decrease in order to reflect any change in production cost for Licensed Product as a result of the decrease of more than five percent (5%) in the cost of any raw materials (including active pharmaceutical ingredient), packaging or other Licensed Product components. SANDOZ shall, at ENDO’s request, provide reasonable documentation evidencing such changes in production costs.

(c)
Taxes, etc. ENDO will bear the cost of any taxes, levies, duties or fees of a similar kind, nature or description whatsoever applicable to the sale and transportation of Licensed Product sold by SANDOZ to ENDO hereunder (other than taxes in the nature of franchise or income taxes of SANDOZ), and ENDO will pay to SANDOZ all such sums within thirty (30) days of receipt of demand for payment by SANDOZ.

(d)
Separate Sale. Each shipment of Licensed Product to ENDO will constitute a separate sale, obligating ENDO to pay therefor, whether said shipment is in whole or only partial fulfillment of any order or confirmation issued in connection therewith.

4.12	Regulatory Matters; Records.

(a)
Inspections. SANDOZ will be responsible for handling and responding to any FDA or other Governmental Entity audits or inspections with respect to the manufacture of Licensed Products hereunder. To the extent SANDOZ requires the assistance of ENDO in connection with any such audit or inspection, ENDO agrees to cooperate and assist SANDOZ.

(b)
Reporting. SANDOZ will be responsible for any reporting of matters regarding the manufacture of Licensed Product hereunder to the FDA or other Governmental Authority. SANDOZ will advise ENDO of any occurrences or information that arises out of the manufacturing activities of SANDOZ or its contractors that have or could reasonably be expected to have adverse regulatory compliance or reporting consequences concerning Licensed Product.

(c)	Recalls.

(i)
Recalls. Each of the Parties agrees to maintain or cause to be maintained such traceability records as are necessary to permit a recall, withdrawal, field alert or field correction of any Licensed Product. In the event SANDOZ believes that it is required to initiate a recall, field alert, withdrawal or field correction with respect to any Licensed Product provided under this Agreement, SANDOZ will immediately notify ENDO in writing. In the event that ENDO believes that a recall, field alert, withdrawal, or field correction is necessary for Licensed Product provided under this Agreement, ENDO will immediately notify SANDOZ. Determination of a voluntary recall, field alert, withdrawal, or field correction shall be made by SANDOZ in its sole discretion following reasonable, in light of the circumstances, consultation with and consideration of ENDO’s views.

(ii)
Cost of Recall. In the event that any Licensed Product supplied hereunder is recalled or quarantined, or is subject to stop-sale action, whether voluntary or by governmental action, it is agreed and understood that any expenses of such action, including administrative costs, reasonable fees of any experts or attorneys that may be utilized by either Party, and any government fines or penalties related to such recall, quarantine or stop-sale (“Recall Expenses”) will be borne by the Party upon whose act or omission is the cause of the recall, quarantine or stop-sale action.

4.13
Alternate Supply. In the event that SANDOZ is unable to supply Licensed Products to ENDO in accordance with this SECTION 4, SANDOZ shall use commercially reasonable efforts to identify and qualify an alternate supplier capable of supplying Licensed Product on substantially the same terms and conditions set forth herein for the period that SANDOZ is unable to supply the Licensed Products. During any such period in which an alternate source of supply is being provided through a Third Party, SANDOZ’s obligations under this SECTION 4 shall be suspended.

4.14	Allocation of Licensed Product. In the event that SANDOZ, subject to the terms and conditions of this Agreement, manufactures any 1% diclofenac gel product for use or distribution outside of the Territory, and without limiting SANDOZ’s obligations under this Agreement and ENDO’s rights to enforce such obligations as set forth herein, in the event of a prospective shortage of capacity based on the then-current maximum supply capacity, SANDOZ shall use commercially reasonable efforts to cause its manufacturing Affiliate to reasonably allocate, based on historical and forecasted needs, quantities of all 1% diclofenac gel product among ENDO, SANDOZ, SANDOZ Affiliates and any other Person that has licensed any 1% diclofenac gel product from SANDOZ outside of the Territory.

4.15
Safety Stock. Except in the event of a Failure of Supply, ENDO shall maintain at the Delivery Location safety stock of Licensed Product in a minimum amount equal to twelve weeks of prospective customer demand based on the then-applicable Rolling Forecast, which amount may be adjusted from time to time upon the mutual written agreement of SANDOZ and ENDO based upon historical experience and performance.

4.16
Quality Agreement. Within ninety (90) days following the Effective Date, the Parties shall convene to review the current Quality Agreement between the Parties and amend or revise the agreement, as necessary, so as to cover the Generic Licensed Product. Notwithstanding any provision in this Agreement to the contrary, in no event shall SANDOZ be obligated to supply ENDO any Generic Licensed Product until the Quality Agreement has been amended or revised to include Generic Licensed Product.

4.17	Price Reporting and Related Government Contracting.

(a)
During the Term of the Agreement, with respect to price reporting of the Licensed Products, ENDO shall be solely responsible for (i) calculating and reporting prices for Licensed Products under the Medicaid Drug Rebate Program, as codified at 42 U.S.C. § 1396r-8, including making all decisions with respect thereto, in its discretion, and (ii) providing any related certifications to applicable Government Authorities, and (iii) reporting and compliance with all state Applicable Law requirements regarding price disclosure and reporting. ENDO shall not sell Licensed Products under the National Drug Code of SANDOZ. Neither SANDOZ nor ENDO shall have any responsibility or liability for decisions made or actions taken by the other Party under this Section 4.17(a). SANDOZ and ENDO shall each supply the other Party with any information reasonably requested by the other Party that is needed for such Party to perform its responsibilities under this Section 4.17(a).

(b)
CMS DDR Price Reporting. ENDO shall maintain responsibility for the Centers for Medicare & Medicaid Services’ (“CMS”) Drug Data Reporting (“DDR”) system for the Licensed Products bearing an ENDO labeler code.

(c)	Public Health Service (PHS). ENDO shall have responsibility for all aspects of PHS contract pricing for the Licensed Products.

(d)	Federal Supply Schedule (FSS). ENDO shall have responsibility for all aspects of FSS pricing and non-Federal Average Manufacturer Price reporting for the Licensed Products.

(e)
Pricing Compendia. ENDO will be responsible for notifying the various pricing Compendia of the availability of Licensed Products and the Wholesale Acquisition Cost (“WAC”) pricing as established by ENDO for the Licensed Products. The applicable SANDOZ representative will be included in such notification and will communicate to the Compendia as necessary in order to grant ENDO the exclusive right to report and update the information for the Licensed Products.

(f)	Information provided by one Party to another Party under this Section 4.17 shall constitute Confidential Information of the disclosing Party.
SECTION 5
REGULATORY AFFAIRS

5.1
Regulatory Affairs. Notwithstanding any other provision of this Agreement, SANDOZ shall retain exclusive authority and responsibility for all interactions with Governmental Authorities and other Persons with regard to all regulatory matters relating to the Licensed Product, including (i) obtaining, maintaining and updating the Licensed Product NDA and product labeling as required by Applicable Law, including without limitation any supplementary filing or amendment necessary for ENDO to Commercialize the Generic Licensed Product, and (ii) obtaining, maintaining and updating all Approvals and other regulatory requirements required in order for ENDO to Commercialize the Branded Licensed Product and the Generic Licensed Product. Without limiting the foregoing, SANDOZ shall retain exclusive authority and responsibility for: (i) filing all supplement and Approval Applications and supporting documentation necessary for obtaining Approvals or otherwise complying with Applicable Law; (ii) all contacts with Governmental Authorities responsible for granting such Approvals; (iii) reporting of any adverse drug reactions to such Governmental Authorities; and (iv) controlling any disputes or legal proceedings regarding the regulatory status of the Licensed Product. SANDOZ shall promptly submit all applicable materials, including Promotional Materials, prepared or required to be prepared by ENDO to the OPDP. ENDO and its Affiliates shall cooperate and provide to SANDOZ and its Affiliates any assistance reasonably required by SANDOZ or its Affiliates in connection with its obligations under this Section 5.1.

5.2
Complaints Regarding Licensed Products. Licensed Product complaint reports received by ENDO which are not deemed to be an Adverse Event shall be reported to SANDOZ within thirty (30) days of receipt by ENDO. Licensed Product complaint reports received by either NOVARTIS Party which are not deemed to be an Adverse Event shall be reported to ENDO within thirty (30) days of receipt by such NOVARTIS Party. ENDO also will provide a written response on each complaint to each complainant with a simultaneous copy to SANDOZ to the extent such complaint relates to the manufacture of Licensed Product by SANDOZ hereunder, to the extent required by Applicable Law.

5.3
Adverse Event Reporting; Cooperation. ENDO agrees to provide to SANDOZ all reasonable assistance and take all actions reasonably requested by SANDOZ that are necessary to enable SANDOZ to comply with any Law applicable to the Licensed Product and any conditions or obligations relating to any Approval, including SANDOZ’s meeting of its reporting and other obligations under Section 5.1. Such assistance and actions shall include compliance with the Pharmacovigilance Agreement. To the extent there is any conflict between the Adverse Event provisions in this Section 5.3 and the terms of the Pharmacovigilance Agreement, the terms of the Pharmacovigilance Agreement shall prevail.
ENDO shall forward to SANDOZ any information, including, but not limited to, initial and follow up reports, that becomes known to ENDO from any source in any form relating to any Adverse Event or any Adverse Event with an associated product quality complaint for the Licensed Product as soon as it becomes available, but in any event within twenty-four (24) hours of becoming aware of such information, by transmitting it to the Customer Relationship Center at 1-800-452-0051. The Customer Relationship Center is available 24 hours per day, 7 days per week.
ENDO shall notify the SANDOZ of any communication received from any Governmental Authority relating to any Adverse Event or other safety issue for any Licensed Product, within twenty-four (24) hours of receiving such communication, by transmitting any written communication documentation and a written synopsis of any oral communication to SANDOZ’s head of Drug Safety.

5.4
Ownership. Notwithstanding any other provision of this Agreement, all Approval Applications and Approvals relating to the Licensed Products shall be owned by SANDOZ (directly or indirectly by a Third Party licensor to SANDOZ). As between the Parties, any such Approval Applications, Approvals, supporting documentation and data shall be treated by the Parties as Confidential Information of SANDOZ.

5.5
Regulatory Notification; Notification to ENDO of FDA Meetings. Each Party shall notify the other Parties promptly upon receiving any regulatory communication from the FDA or any other Governmental Authority, with respect to any: (i) substantial safety or efficacy issue with respect to any Licensed Product; (ii) advertising or promotional claims with respect to any Licensed Product; or (iii) labeling with respect to any Licensed Product. SANDOZ shall notify ENDO in the event that SANDOZ has any major meeting (such as an end of Phase II meeting) with the FDA with respect to obtaining OTC Equivalent Product approval in respect of the Licensed Products or the Development and/or Commercialization of any OTC Equivalent Product to a Licensed Product, conducting studies for new indications with respect to any Licensed Product, or Line Extensions in relation to any Licensed Product and/or Development and/or Commercialization of any Generic Diclofenac Product, or files for any Approval with respect to the foregoing.

SECTION 6
COMPENSATION
In addition to the other obligations of ENDO hereunder, ENDO shall pay the NOVARTIS Parties the amounts set forth in this SECTION 6 as consideration for the rights granted to ENDO under this Agreement.

6.1	Royalties.

(a)
Royalty Rates. ENDO shall pay royalties to the NOVARTIS Parties (as designated by SANDOZ) on annual Net Sales of Branded Licensed Product by ENDO, its Affiliates and their respective permitted sublicensees at the applicable rates set forth below.

Aggregate Annual Net Sales of Branded Licensed Product during any Agreement Year	Royalty Rate
The Portion of annual Net Sales less than $200 million	15.0%
The Portion of annual Net Sales between $200 million and $300 million	20.0%
The Portion of annual Net Sales over $300 million	25.0%

(b)
Guaranteed Minimum Sales Royalties. For so long as there has not been a Generic Entry, ENDO shall pay to the NOVARTIS Parties (as designated by SANDOZ) the following amounts as minimum royalties for the applicable Agreement Year (the “Guaranteed Minimum Sales Royalties”). The Guaranteed Minimum Sales Royalties shall be additive to the Contingent Royalties, not in lieu of such payments:

Agreement Year	Amount
Year 1	***
Year 2	***
Year 3	***
Year 4	***
Year 5	***
Year 6	***
Year 7	***
Each Renewal Term	***
Guaranteed Minimum Sales Royalties (but not Contingent Royalties) shall be applied against royalty payments on an Agreement Year basis such that ENDO’s obligation with respect to each Agreement Year is to pay the greater of (i) royalties payable pursuant to Section 6.1(a) or (ii) the Guaranteed Minimum Sales Royalties for such Agreement Year. In furtherance thereof, with respect to each Agreement Quarter, ENDO shall pay the NOVARTIS Parties (as designated by SANDOZ) an amount equal to (A) the greater of (1) Section 6.1(a) royalties calculated on an Agreement Year-to-date basis or (2) the Guaranteed Minimum Sales Royalties for such Agreement Year-to-date period (applying 25% of the Guaranteed Minimum Sales Royalties for such Agreement Year to each Agreement Quarter) minus (B) all royalties (exclusive of Contingent Royalties) previously paid for that Agreement Year (or if such amount is a negative number, there will be no royalty payment due).

(c)
Contingent Royalties. For so long as there has not been a Generic Entry, ENDO shall pay to the NOVARTIS Parties (as designated by SANDOZ) the following amounts as additional annual royalty payments (“Contingent Royalties”). The Contingent Royalties shall be additive to the Guaranteed Minimum Sales Royalties, not in lieu of such payments:

Agreement Year	Amount
Year 1, Payable on the Effective Date (July 1, 2016)	***
Year 1, Payable within forty-five (45) days after the first Agreement Quarter (calendar Q3 2016) pursuant to Section 6.1(d)	***
Year 1, Payable within forty-five (45) days after the second Agreement Quarter (calendar Q4 2016) pursuant to Section 6.1(d)	***
Year 1, Payable within forty-five (45) days after the third Agreement Quarter (calendar Q1 2017) pursuant to Section 6.1(d)	***
Year 1, Payable within forty-five (45) days after the fourth Agreement Quarter (calendar Q2 2017) pursuant to Section 6.1(d)	***
Year 2, Payable within forty-five (45) days after the first Agreement Quarter (calendar Q3 2017) pursuant to Section 6.1(d)	***
Year 2, Payable within forty-five (45) days after the second Agreement Quarter (calendar Q4 2017) pursuant to Section 6.1(d)	***
Year 2, Payable within forty-five (45) days after the third Agreement Quarter (calendar Q1 2018) pursuant to Section 6.1(d)	***
Year 2, Payable within forty-five (45) days after the fourth Agreement Quarter (calendar Q2 2018) pursuant to Section 6.1(d)	***
Year 3, Payable within forty-five (45) days after the first Agreement Quarter (calendar Q3 2018) pursuant to Section 6.1(d)	***
Year 3, Payable within forty-five (45) days after the second Agreement Quarter (calendar Q4 2018) pursuant to Section 6.1(d)	***
Year 3, Payable within forty-five (45) days after the third Agreement Quarter (calendar Q1 2019) pursuant to Section 6.1(d)	***
Year 3, Payable within forty-five (45) days after the fourth Agreement Quarter (calendar Q2 2019) pursuant to Section 6.1(d)	***
Year 4, Payable within forty-five (45) days after the first Agreement Quarter (calendar Q3 2019) pursuant to Section 6.1(d)	***
Year 4, Payable within forty-five (45) days after the second Agreement Quarter (calendar Q4 2019) pursuant to Section 6.1(d)	***

(d)
Royalty Reports and Payments. Within forty-five (45) days after each Agreement Quarter during the Term of this Agreement, ENDO will provide to SANDOZ a written report showing each of: (a) the actual Net Sales of the Branded Licensed Product during such quarter by ENDO, its Affiliates and permitted sublicensees (including gross sales and deductions taken to calculate Net Sales), (b) the portion of the Guaranteed Minimum Sales Royalties applicable to such quarter, (c) the portion of the royalties which accrued under Section 6.1(a) with respect to such Net Sales (“Actual Royalties”) and the basis of calculating such Actual Royalties, (d) the portion of the Contingent Royalties applicable to such quarter, and (e) the further amount due in accordance with Section 6.2, if applicable, for such Agreement Quarter. Such report shall be accompanied by payment of all amounts owed for such Agreement Quarter in accordance with Section 6.1 and Section 6.2. If any error in the calculation of Net Sales in accordance with this Agreement or other adjustment, discount, credit or rebate in the calculation of Net Sales in accordance with this Agreement results in an adjustment (up or down) in the amount of royalties due, the amount of such adjustment shall be reflected in the next royalty payment; provided, that if this Agreement is no longer in effect, the applicable Party shall pay to the other Party the amount of such adjustment promptly following written notice thereof. ENDO shall notify SANDOZ within thirty (30) days after it agrees to any increase in distribution commissions/fees referred to in clause (x) of the definition of Net Sales in Section 1.81.

(e)
Certain Adjustments to Guaranteed Minimum Sales Royalties. The obligation to make Guaranteed Minimum Sales Royalty payments and Contingent Royalty payments is absolute and such payments shall be non-refundable, except as follows:

(i)
in the event of any failure of SANDOZ to fulfill Firm Orders for Branded Licensed Product in accordance with SECTION 4 resulting in a Branded Licensed Product “out of stock” such that ENDO has no inventory of Branded Licensed Product on hand in any of its distribution centers or in any of its warehouses for at least fourteen (14) consecutive days during any Agreement Year, provided, that for purposes of this Section 6.1(e)(i), Firm Orders shall be deemed fulfilled upon delivery of the applicable shipment of Branded Licensed Product to the designated common carrier at the SANDOZ Warehouse (“Failure of Supply”), and such out of stock is not attributable to a Force Majeure, then: (i) the Guaranteed Minimum Sales Royalties for such Agreement Year shall each be reduced by an amount equal to the result obtained by the following equation (A) the Guaranteed Minimum Sales Royalties, (B) divided by 365, with such quotient then multiplied by (C) two times the number of days during the Failure of Supply in excess of such fourteen (14) day period; and (ii) the Contingent Royalties otherwise payable for any Agreement Quarter during which a Failure of Supply has occurred shall each be reduced by an amount equal to the result obtained by the following equation (A) the Contingent Royalties payable for such Agreement Quarter, (B) divided by ***, with such quotient then multiplied by (C) *** the number of days during the Failure of Supply in excess of such fourteen

(14) day period. In order for SANDOZ to validate the occurrence of a Failure of Supply, ENDO shall provide to SANDOZ documentation evidencing such out of stock for fourteen consecutive days signed by ENDO’s Applicable Senior Officer certifying the accuracy and completeness of such documentation;

(ii)
in the event a Failure of Supply continues for a period in excess of forty five (45) days, ENDO and SANDOZ shall meet as promptly as possible and attempt, in good faith, to agree on additional reductions to ENDO’s future obligations hereunder, including Guaranteed Minimum Sales Royalties and Contingent Royalties to the extent necessary to appropriately reflect the impact on Net Sales of the Branded Licensed Product, if any, caused solely and directly by such Failure of Supply. In the event the Parties are unable to agree, the matter shall be resolved in accordance with the Third Party Dispute Resolution Procedures; and

(iii)
in the event of the Launch in the Territory by any Person (other than ENDO or its Affiliates) of: (1) a Generic Diclofenac Product; or (2) an OTC Equivalent Product to a Licensed Product, then in each case the obligation to pay Guaranteed Minimum Sales Royalties and the obligation to pay Contingent Royalties shall terminate for the remainder of the Term of the Agreement effective as of the date of such Launch, with the amount of Guaranteed Minimum Sales Royalties, and the obligation to pay Contingent Royalties, applicable to the portion of the Agreement Year in which such event occurs preceding such event being reduced on a pro-rated basis (based on the number of days preceding such event out of a 365-day year);

(iv)	in the event of the Launch in the Territory of any OTC Equivalent Product by any Third Party or by any Party who does not reference the Licensed Product NDA:

(1)
the obligation to pay Guaranteed Minimum Sales Royalties shall be reduced by fifty percent (50%) for the remainder of the Term of the Agreement (except as set forth below) effective as of the date of such Launch;

(2)
if at the expiration of the first six (6) months following the Launch of such OTC Equivalent Product, Net Sales of the Licensed Products have not declined by at least five percent (5%), as compared to Net Sales during the six (6) calendar months before such Launch, the obligation to pay Guaranteed Minimum Sales Royalties at the rates set forth in Section 6.1(b) shall be permanently (except as set forth below) restored and any reduced Guaranteed Minimum Sales Royalties paid by ENDO under clause (1) shall be paid to the NOVARTIS Parties (as designated by SANDOZ), if applicable, within 30 days;

(3)
if at the expiration of either of the first two back-to-back three (3) month periods (each, an “OTC Launch Three Month Reference Period”) immediately following the Launch of such OTC Equivalent Product, Net Sales of the Branded Licensed Product have declined, as compared to Net Sales of the Branded Licensed Product during the three calendar month period before such Launch, by twenty-five percent (25%) or more, or if at the last day of the OTC Launch Three Month Reference Period the number of “covered lives” eligible for third-party reimbursement in respect to purchases of Branded Licensed Product as referenced by the Managed Markets Information Service in its most recent report have declined by twenty-five percent (25%) or more as compared to the number of “covered lives” immediately prior to such Launch, ENDO shall no longer be obligated to pay any Guaranteed Minimum Sales Royalties for the remainder of the Term of the Agreement effective as of the end of the OTC Launch Three Month Reference Periods and ENDO shall not be obligated to repay any amount referred to in clause (2).

Except as expressly set forth in this Agreement, Guaranteed Minimum Sales Royalties and Contingent Royalties shall not be reduced, limited, recouped or credited for any reason.

6.2
Profits on Generic Licensed Product. In lieu of any royalties on the Generic Licensed Product (but with no effect on any royalties payable on the Branded Licensed Product), ENDO shall pay the NOVARTIS Parties (as designated by SANDOZ) Profits relating to Net Sales of the Generic Licensed Product for the remainder of the Term as follows: ENDO shall receive *** and the NOVARTIS Parties (as designated by SANDOZ) shall receive *** of all Profits resulting from sales of the Generic Licensed Product. Within 45 days after the end of each Agreement Quarter, or within 60 days after each Agreement Year-end, as applicable, ENDO shall deliver to the NOVARTIS Parties (as designated by SANDOZ): (i) a report setting forth (A) the actual Net Sales of the Generic Licensed Product by ENDO, its Affiliates and permitted sublicensees during the Agreement Quarter (including the gross sales and deductions taken to calculate Net Sales), and (B) the Profits for such Agreement Quarter, including a calculation of the NOVARTIS Parties’ share thereof which shall be *** of such Profits (the “NOVARTIS Profit Share”); and (ii) payment of the NOVARTIS Profit Share. To be clear, ENDO is responsible for 100% of any cost or expenses, and net losses, resulting from the sales of Generic Licensed Product, without any contribution hereunder by NOVARTIS or any of its Affiliates, even if the NOVARTIS Profit Share would otherwise be calculated as an amount less than zero dollars.

6.3
Sales Milestone. ENDO shall pay the NOVARTIS Parties (as designated by SANDOZ) a non-refundable, non-recoupable, non-creditable sales milestone of $25,000,000 upon the first achievement of Agreement Year Net Sales in excess of $300,000,000. The above sales milestone, if payable, shall be payable only once. If payable, payment of the above sales milestone shall be due to the NOVARTIS Parties (as designated by SANDOZ) within forty-five (45) days after the end of the Agreement Quarter in which the milestone was reached.

SECTION 7

DEVELOPMENT OF THE LICENSED PRODUCTS AND
NEW INDICATIONS

7.1	Development of Branded Licensed Product.

(a)
Branded Licensed Product Development. SANDOZ shall be solely responsible for all Development of the Branded Licensed Product, at its discretion, subject to Section 7.3. SANDOZ is under no obligation to conduct any Development of the Branded Licensed Product, other than Required Phase IV Clinical Studies. ENDO and its Affiliates shall not, directly or through any Third Party, initiate, sponsor, fund or otherwise conduct any clinical study or Development activities with respect to the Branded Licensed Product, except as otherwise permitted by this SECTION 7. ENDO shall cooperate and provide to SANDOZ any assistance reasonably required by SANDOZ in connection with Development of the Branded Licensed Product.

(b)
Development by ENDO. Notwithstanding Section 7.1(a), ENDO shall be entitled to conduct clinical studies with respect to the Branded Licensed Product, provided that it pays all Development Costs related thereto and conducts any such study in accordance with a Development Plan submitted for review and approval of SANDOZ. SANDOZ shall be entitled to reject any proposed clinical study if, among other reasons, such study may have an adverse impact on the Development or Commercialization of the Branded Licensed Product, any Line Extension, or any other new indication study. The Field shall be expanded to include any approved new indications for the Licensed Products in the Territory based on the results of such clinical studies. SANDOZ shall have full access and reference rights on an exclusive basis to clinical studies and related Technology to enable SANDOZ to effect an OTC Switch and to Commercialize the resulting OTC Product.

(c)
New Indications Developed by SANDOZ. In addition, in the event that SANDOZ proposes to Develop the Branded Licensed Product for use in an indication outside the Field and ENDO pays for the Development Costs incurred or to be incurred by or on behalf of SANDOZ in order to obtain FDA Approval for such new indication, then, upon Approval by the FDA of such new indication for the Branded Licensed Product, the Field shall be expanded to include such new indication, provided that SANDOZ shall have the OTC Switch rights with respect to the Branded Licensed Product for such new indication as set forth in SECTION 8 and full access rights to such results to enable SANDOZ to effect an OTC Switch. SANDOZ shall provide reasonable written notice to ENDO in the event that it determines to pursue any new indication for the Branded Licensed Product.

7.2
Development Plans; Clinical Studies. Prior to initiating any clinical studies of the Licensed Products in the Territory for which ENDO is obligated to provide funding pursuant to Section 7.1, SANDOZ shall submit a Development Plan for review and approval by ENDO. Thereafter, an updated Development Plan shall be submitted by SANDOZ to ENDO at least ninety (90) days prior to the beginning of each Agreement Year. Each Development Plan will incorporate a Development budget and will set forth the plan for the Development of the Licensed Products for use in the Territory for the applicable Agreement Year, including:

(a) costs and expenses to be incurred in connection with the Development of the Licensed Products; (b) clinical studies and regulatory plans for the Development of the Licensed Products; (c) protocols for, or description of studies related to, the Development of the Licensed Products; (d) quality control and quality assurance standards for the Development of the Licensed Products; and (e) standards for product safety and regulatory compliance in connection with the Development of the Licensed Products. For the avoidance of doubt, SANDOZ shall not be required to submit a Development Plan for any clinical studies that ENDO is not required to fund pursuant to Sections 7.1 or 7.3.

7.3	Development Costs.

(a)	Development Costs incurred in connection with Development of the Branded Licensed Product shall be allocated between the Parties as follows:

	ENDO	SANDOZ
Required Phase IV Clinical Studies	100% up to Maximum Amount of $5 million	100% of excess over Maximum Amount
Competitive Defense Study	100% up to Maximum Amount of $6 million	100% of excess over Maximum Amount
Pediatric Exclusivity Study	100% up to Maximum Amount of $4 million	100% of excess over Maximum Amount
Other clinical studies requested by the FDA for the Rx Product that SANDOZ elects to conduct	50%	50%
Other clinical studies initiated by SANDOZ not at the request of the FDA	0	100%
Clinical studies which are either initiated by ENDO or initiated by SANDOZ for which ENDO has agreed to pay for new indications for the Licensed Product	100%	0

(b)
ENDO shall reimburse SANDOZ for Development Costs for which it is responsible in accordance with and subject to the foregoing allocations and limitations. For the purpose of clarity, SANDOZ shall be solely responsible for all Development Costs in excess of any relevant Maximum Amount set forth in Section 7.3(a). Except with respect to Required Phase IV Clinical Studies, for which SANDOZ will retain ultimate authority, and except as set forth below with respect to a Pediatric Exclusivity Study, ENDO shall have final decision-making authority as to whether any clinical study it is obligated to fund will be conducted; provided, that (i) SANDOZ shall have sole decision-making authority with respect to all other aspects of any such clinical study and (ii) once ENDO approves initiation of a clinical study, it shall not withdraw such approval. ENDO will pay for a Pediatric Exclusivity

Study if it receives confirmation in the form of a written FDA communication which identifies a pediatric study which can reasonably be conducted and submitted in sufficient time to obtain regulatory exclusivity for the Licensed Product.
SECTION 8
OTC SWITCH RIGHTS

8.1
OTC Switch of Licensed Product. SANDOZ and/or its Affiliates shall have the exclusive right, at its sole discretion, to effect a switch of the Branded Licensed Product from an Rx Product to an OTC Product in the Territory (an “OTC Switch”) by filing an amendment or supplement to the Licensed Product NDA or taking any other action necessary or advisable in connection therewith to effect the OTC Switch, and thereafter to Commercialize such OTC Product. For the avoidance of doubt, an OTC Switch may be effected for one or more indications included in the Field from time to time. ENDO shall cooperate fully with SANDOZ in connection with an OTC Switch, including, providing any materials required by SANDOZ to support the OTC Switch. SANDOZ shall notify ENDO when it submits a filing to the FDA in respect of an OTC Equivalent Product to a Licensed Product.

8.2
Royalty. If, during the Term, GlaxoSmithKline Consumer Healthcare Holdings Limited or any of its Affiliates, directly or indirectly Launches an OTC Equivalent Product to the Licensed Product referencing the Licensed Product NDA in the Territory before the occurrence of either (a) any Person other than GlaxoSmithKline Consumer Healthcare Holdings Limited or its Affiliates Launching in the Territory an OTC Product version of a 1% diclofenac gel product, or (b) a Generic Entry, then, from the date of such Launch and for a five (5) year period thereafter, SANDOZ or its Affiliate will make quarterly royalty payments to ENDO on Net Sales of such OTC Equivalent Product in the Territory by GlaxoSmithKline Consumer Healthcare Holdings Limited or its Affiliates, at the rates set forth below, provided that, as a condition to the payment of any and all such royalties, Net Sales of the Licensed Product in the Territory shall have exceeded $175,000,000 for the twelve (12) month period prior to the Launch of such OTC Equivalent Product by GlaxoSmithKline Consumer Healthcare Holdings Limited or its Affiliates, it being agreed and understood that the foregoing condition shall be deemed to have been satisfied if such Net Sales do not exceed $175,000,000 as a result of any breach of this Agreement by any NOVARTIS Party, including, without limitation, a Failure of Supply resulting in such shortfall.

Year Following Launch of the OTC Equivalent Product by SANDOZ	Royalty Rate
1	5.0%
2	10.0%
3	15.0%
4	10.0%
5	5.0%

Notwithstanding any other provision hereof, ENDO shall not be entitled to any compensation with respect to the OTC Switch or OTC Equivalent Product except for the foregoing royalties, if applicable. For the avoidance of doubt, the above royalties shall be due and payable to ENDO (A) if such Launch causes the declassification of the Branded Licensed Product as an RX Product, or (B) if such Launch does not cause the declassification of the Branded Licensed Product as an RX Product, and (i) at the expiration of any of the first four calendar quarters after such Launch, Net Sales of the Branded Licensed Product for any such calendar quarter have declined, as compared to Net Sales during the three-calendar month period before such Launch, by *** or more, or (ii) at the expiration of any of the first four calendar quarters after such Launch, the number of “covered lives” eligible for third party reimbursement in respect to purchases of Branded Licensed Product as referenced by the Managed Markets Information Service in its most recent report have declined by *** or more as compared to the number of “covered lives” immediately prior to such Launch.

8.3
Right of First Negotiation on Certain ENDO Products. Prior to ENDO offering such rights to any Third Party, the Parties shall negotiate in good faith for a period of ninety (90) days from written notice by ENDO to SANDOZ with respect to the terms and conditions of a license or collaboration between the Parties on the marketing, promotion, distribution and/or sale in the Territory of Frova® or Lidoderm® as an OTC Product. If the Parties are unable to agree upon terms and conditions of such a license or collaboration on or before the expiration of such ninety (90) day period, then ENDO shall thereafter have the right to Develop and Commercialize itself or enter into a license or other collaboration with any Third Party with respect to such OTC Product and SANDOZ shall have no rights with respect thereto, provided that any license or collaboration that ENDO enters into or proposes to enter into within the 180 day period following the end of such negotiation period must be on terms and conditions in the aggregate no more favorable to such Third Party than those last offered to SANDOZ during the negotiation period, it being agreed and understood that after the expiration of such 180-period, this Section 8.3 shall no longer apply with regard to the product that was the subject of such proposed license or collaboration (i.e., Frova® or Lidoderm®, as applicable). To be clear, the aforementioned rights of first negotiation are not triggered by SANDOZ (or its designee) approaching or presenting ENDO with a proposal to Develop or Commercialize such ENDO products, but by the written notice from ENDO as described above in this Section 8.3.

SECTION 9
LINE EXTENSIONS
For the purposes of this Agreement, the Licensed Products for new indications funded by SANDOZ without reimbursement from ENDO or any diclofenac topical dispersible product in formulations different from the Licensed Products or concentrations other than 1% to be Developed and Commercialized as an Rx Product, shall be deemed to be a “Line Extension.” SANDOZ retains all rights to research, Develop, and, subject to receipt of applicable Approvals, Commercialize Line Extensions inside and outside the Territory.
SECTION 10
INTELLECTUAL PROPERTY

10.1	Corporate Names and Trademarks.

(a)
Each Party or its Affiliates, as applicable, shall retain all right, title and interest in and to its respective corporate name and logo and any other derivative or form thereof (collectively, “Corporate Names”), and each Party shall file, prosecute, and maintain legal protection for such Corporate Names at their own expense. Each Party shall have full control and authority over any claim, suit, or other proceeding relating to the Corporate Name of it or its Affiliates.

(b)
The Branded Licensed Product shall be promoted and sold in the Territory under the Product Trademark. Except as expressly set forth herein and subject to the rights reserved to ENDO and its Affiliates in Section 2.5, ENDO shall have no rights in or to the Product Trademark or the goodwill pertaining thereto or in any Product Trade Dress, trademark, tradename or goodwill in respect of the Generic Licensed Product. NOVARTIS AG (or its Affiliates, as applicable) shall own and retain all rights to association of trademark, trade dress, service marks, domain names, copyrights, or goodwill associated therewith, and all use of the Product Trademark and Product Trade Dress by ENDO and its Affiliates shall, at all times inure to the benefit of NOVARTIS AG (or its Affiliates, as applicable). ENDO shall utilize the Product Trademark only on Promotional Materials used for the purposes contemplated herein. ENDO agrees that upon termination or expiration of the Term of this Agreement, and the expiration of the time it is permitted to sell Licensed Products under Section 16.5(b), ENDO shall (and shall cause its Affiliates and permitted subcontractors to) discontinue forthwith all use of the Product Trademark. All uses by ENDO of the Product Trademark shall comply with this Agreement and Applicable Law.

(c)
NOVARTIS AG or an Affiliate thereof shall be solely responsible to maintain and enforce the Product Trade Dress and Product Trademark, and maintain the goodwill pertaining thereto, at NOVARTIS AG’s expense.

10.2
Ownership and Rights with Respect to Newly Created Technology. All Technology relating to any Licensed Product created or Invented solely by SANDOZ and its Affiliates, solely by ENDO or its Affiliates or jointly by SANDOZ and ENDO or their respective Affiliates and resulting from activities under this Agreement shall be owned by SANDOZ or an Affiliate thereof; provided, that ENDO shall be entitled to use such Technology as set forth in SECTION 2.

10.3
Third-Party Infringement. If any Party believes that a Third Party is infringing the Product Trademark or any SANDOZ Technology in the Territory, such Party shall promptly notify the other Party hereto. At its sole discretion, SANDOZ (or its Affiliates, as appropriate) shall have the sole right and responsibility to conduct all Third Party infringement actions relating to the Product Trademark or any SANDOZ Technology in the Territory. The costs of any infringement action brought by SANDOZ (or its Affiliates) against a Third Party shall be borne by SANDOZ. ENDO and its Affiliates shall assist SANDOZ and its Affiliates at its expense and cooperate in any such infringement litigation, including actions in federal court, state court and the U.S. Patent and Trademark Office, at SANDOZ’s (or its Affiliates’)

reasonable request. Any Damages obtained as a result of any such action and any funds received as part of a settlement of any such action shall first be allocated in a proportional manner to the litigation expenses of each Party, and SANDOZ shall receive any amount remaining after such expenses are reimbursed.
SECTION 11
BOOKS AND RECORDS;
AUDITS; TAXES; PAYMENT CURRENCY; AND OTHER TERMS

11.1
Books and Records. The Parties shall, and shall cause each of their respective Affiliates to, keep complete, true and accurate books and records in accordance with the defined Accounting Standards. The Parties will keep such books and records for at least three (3) years following the end of the Agreement Year to which they pertain. Such books of accounts shall be kept at the Party’s principal place of business. Each Party shall, and shall cause each of its respective Affiliates to, permit auditors, as provided in Section 11.2, to visit and inspect, during regular business hours and under the guidance of officers of the Party being inspected, and to examine the books of account of such Party or such Affiliate and discuss the affairs, finances and accounts of such Party or such Affiliate with, and be advised as to the same by, its and their officers and independent accountants.

11.2
Audits. The Parties shall have audit rights as described in this Section 11.2; provided, that audits may only be conducted for the purpose of determining or reconciling calculations made in respect of (i) Net Sales; (ii) Development Costs (to the extent that ENDO is funding such costs), or (iii) Manufacturing costs related to adjustments in the price of the Licensed Product under Section 4.10(b).

(a)
For the purposes of the audit rights described in this Section 11.2, the Party subject to an audit in any given year will be referred to as the “Auditee” and the other Party who has audit rights will be referred to as the “Audit Rights Holder.”

(b)
Each Party may, upon request and at its expense (except as provided for herein), cause an internationally-recognized independent accounting firm selected by it, other than one to whom the Auditee has a reasonable objection (the “Audit Team”), to audit during ordinary business hours the books and records of the Auditee and the correctness of any payment made or required to be made to or by such Auditee, and any report underlying such payment (or lack thereof), pursuant to the terms of this Agreement. Prior to commencing its work pursuant to this Agreement, the Audit Team shall enter into an appropriate confidentiality agreement with the Auditee.

(c)
In respect of each audit of the Auditee’s books and records: (i) the Auditee may only be audited once per calendar year, unless a prior audit reveals any material discrepancy, in which case, more frequent audits will be permitted; (ii) no records for any given Agreement Year may be audited more than once for the same purpose, unless a prior audit reveals any material discrepancy, in which case, more frequent audits will be permitted; and (iii) the Audit Rights Holder shall only be entitled to audit books and records of the Auditee from the three (3) Agreement Years prior to the Agreement Year in which the audit request is made.

(d)
In order to initiate an audit for a particular Agreement Year, the Audit Rights Holder must provide written notice to the Auditee. The Audit Rights Holder shall provide the Auditee with notice of one or more proposed dates of the audit not less than forty-five (45) calendar days prior to the first proposed date. The Auditee will reasonably accommodate the scheduling of such audit. The Auditee shall reasonably cooperate with such audit.

(e)
The audit report and basis for any determination by an Audit Team shall be made available for review and comment by the Auditee, and the Auditee shall have the right, at its expense, to request a further determination by such Audit Team as to matters which the Auditee disputes (to be completed no more than thirty (30) calendar days after the first determination is provided to such Auditee and to be limited to the disputed matters). If the Parties disagree as to such further determination, the Audit Rights Holder and the Auditee shall mutually select an internationally-recognized independent accounting firm that shall make a final determination as to the remaining matters in dispute that shall be binding upon the Parties.

If the audit shows any under-reporting or underpayment, or overcharging by any Party, that under-reporting, underpayment or overcharging shall be reported to the Audit Rights Holder and the underpaying or overcharging Party shall remit such underpayment or reimburse such overcompensation to the underpaid or overcharged Party within thirty (30) calendar days of receiving the audit report. Further, if the audit for an Agreement Year shows an under-reporting or underpayment or an overcharge by any Party for that period in excess of ten percent (10%) of the amounts properly determined, the underpaying or overcharging Party, as the case may be, shall reimburse the applicable underpaid or overcharged Party, for its respective audit fees and reasonable out-of-pocket expenses in connection with said audit, which reimbursement shall be made within thirty (30) calendar days of receiving appropriate invoices and other support for such audit-related costs.

11.3
Accounting Standards. All costs and expenses and other financial determinations with respect to this Agreement shall be determined in accordance with Accounting Standards, as generally and consistently applied by the Parties.

11.4
Taxes. Any withholding or other taxes that either Party or its Affiliates are required by Law to withhold or pay on behalf of the other Party, with respect to any payments to it hereunder, shall be deducted from such payments and paid to the applicable Governmental Authority contemporaneously with the remittance to the other Party; provided, however, that the withholding Party shall furnish the other Party with proper evidence of the taxes so paid. Each Party shall furnish the other Party with appropriate documents to secure application of the most favorable rate of withholding tax under Applicable Law.

11.5	Payment Currency. All amounts due under this Agreement shall be paid to the designated Party in United States Dollars.

11.6
Payments. The Parties agree that, unless otherwise mutually agreed by the Parties or otherwise provided in this Agreement, amounts due by one Party to the other shall be payable by wire transfer of immediately available funds in United States dollars within thirty (30)

days after receipt of the corresponding statement or invoice to a bank account, details of which are to be communicated by the receiving party. If a Party fails to pay any invoiced amount when due, interest may be charged by the other Party equal to the lesser of one percent (1%) or the highest rate permitted by Applicable Law on the outstanding amount for each month or portion thereof that such amount is overdue.
SECTION 12
REPRESENTATIONS AND WARRANTIES

12.1
Mutual Representations and Warranties. Each of the NOVARTIS Parties, severally and not jointly, and ENDO represents and warrants to the other as follows: (a) it is duly organized and validly existing under the Laws of its jurisdiction of incorporation; (b) it has full corporate power and authority and has taken all corporate action necessary to enter into and perform this Agreement; (c) the execution and delivery by it of this Agreement and the performance by it of its obligations hereunder will not constitute a breach of, or conflict with, its organizational documents nor any other material agreement or arrangement by which it is bound; (d) this Agreement is its legal, valid and binding obligation, enforceable in accordance with the terms and conditions hereof, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law); and (e) no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee in connection with this Agreement or the transactions contemplated hereby based on arrangements made by it or on its behalf.

12.2	Representations and Warranties of ENDO. ENDO represents and warrants to the NOVARTIS Parties as follows:

(a)
ENDO is not insolvent and will not be insolvent as a result of, or immediately following, execution of this Agreement, under any bankruptcy, receivership or insolvency law, and has been paying its debts as they become due and within vendor terms, in all material respects;

(b)	ENDO has or will have cash available in sufficient amounts so as to enable it to satisfy its payment obligations hereunder as and when they become due; and

(c)
neither ENDO nor any of its Affiliates, nor, to ENDO’s knowledge, any of their respective officers, directors, employees or agents has been (i) convicted of an offense related to any federal or state health care program; (ii) excluded or otherwise rendered ineligible for Federal or State health care program participation; (iii) debarred under Subsection (a) or (b) of Section 306 of the Act or (iv) debarred by the FDA under the provisions of the Generic Drug Enforcement Act of 1992, as amended, or any other Applicable Laws.

12.3	Representations and Warranties of the NOVARTIS Parties. Each of the NOVARTIS Parties, severally and not jointly, represents and warrants to ENDO as follows:

(a)
NOVARTIS AG is the owner of, or has exclusive rights to, the Product Trademark and SANDOZ has the exclusive license to the Licensed Product NDA for purposes of Commercializing the Branded Licensed Product, in each case free and clear of liens and encumbrances that would reasonably be expected to have a material adverse effect on the rights granted to ENDO under this Agreement (a “Material Adverse Effect”). The NOVARTIS Parties have not granted rights in the Product Trademark or the Licensed Product NDA to any Third Party which are inconsistent with the rights granted to ENDO under this Agreement or would have a Material Adverse Effect;

(b)
As of the Effective Date, the SANDOZ License is still in full force and effect and SANDOZ has not granted rights in the Licensed Product NDA to any Third Party which are inconsistent with the terms of this Agreement or which would have a Material Adverse Effect on ENDO;

(c)
To the knowledge of the NOVARTIS Parties, each facility owned or controlled by any of the NOVARTIS Parties or any of their respective Affiliates and currently used in the manufacture of the Licensed Products is in compliance with all Applicable Laws, except for any non-compliance that would not reasonably be expected to have a Material Adverse Effect;

(d)
Neither of the NOVARTIS Parties has received any written claims challenging the ownership, validity or scope of the Product Trademark or the Licensed Product NDA or any other SANDOZ Technology that would reasonably be expected to have a Material Adverse Effect. To the knowledge of the NOVARTIS Parties, no Person has any intellectual property rights in the Territory that would reasonably be expected to prevent the NOVARTIS Parties or ENDO from performing its obligations hereunder in accordance with this Agreement, in either case, in any material respect;

(e)
The NOVARTIS Parties will not create, incur, or permit to exist on or to the Product Trademark or the Licensed Product NDA any lien or claim, in each case that would reasonably be expected to have a Material Adverse Effect;

(f)
SANDOZ has provided ENDO, or given ENDO access to, true and complete paper or electronic copies of the Licensed Product NDA and material FDA correspondence relating to the Licensed Product NDA, provided that any information relating to the clinical programs for the Licensed Products was not disclosed or was redacted. (ii) In Developing the Licensed Products, to its knowledge, SANDOZ has not misappropriated any trade secret of any Third Party which misappropriation would reasonably be expected to have a Material Adverse Effect; and

(g)	Each of the NOVARTIS Parties must comply, and must cause its employees and subcontractors to comply, with all Applicable Laws in its performance of activities contemplated under this Agreement.

12.4	DISCLAIMER OF WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NO PARTY HERETO MAKES ANY, AND EACH PARTY HERETO

HEREBY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS, GUARANTEES, OR WARRANTIES, IMPLIED, STATUTORY OR OTHERWISE, IN CONNECTION WITH THIS AGREEMENT, THE LICENSED PRODUCTS (INCLUDING THE SAFETY OR EFFICACY THEREOF) OR OTHERWISE WITH RESPECT TO THE SUBJECT MATTER HEREOF, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT OR COVERAGE OF ANY PRODUCT BY OR VALIDITY OF ANY PATENTS, AND ANY AND ALL WARRANTIES THAT MAY ARISE OUT OF COURSE OF DEALING, COURSE OF PERFORMANCE, OR USAGE OF TRADE. EXCEPT AS SET FORTH IN SECTION 12.3(f) ABOVE, NEITHER SANDOZ, ITS AFFILIATES NOR ANY OTHER PERSON SHALL HAVE OR BE SUBJECT TO ANY LIABILITY TO ENDO OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO ENDO, OR ENDO’S USE OF, ANY INFORMATION, DOCUMENTS OR MATERIALS MADE AVAILABLE TO ENDO IN ANY “DATA ROOMS”, MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED HEREBY.
SECTION 13
CONFIDENTIALITY

13.1
Confidential Information. Each Party acknowledges that all Confidential Information provided by another Party or its respective Affiliates is confidential or proprietary to such other Party or its respective Affiliates and agrees to (i) maintain such information in confidence during the Term of this Agreement and for a period of five (5) years thereafter and (ii) use such information solely for the purpose of performing its respective obligations hereunder. Each of the NOVARTIS Parties and ENDO covenants that neither it nor any of its respective Affiliates shall disclose any such information except to its or its Affiliates’ Representatives or GlaxoSmithKline Consumer Healthcare Holdings Limited, solely for purposes of performing its obligations under this Agreement; provided, that such Representatives and GlaxoSmithKline Consumer Healthcare Holdings Limited are subject to substantially the same confidentiality obligations as the Parties hereunder. The foregoing confidentiality obligations shall not apply to Confidential Information which is required to be disclosed to a Governmental Authority by Applicable Law, in which case the disclosing Party shall promptly notify the other Party of such disclosure and the procedures, such as a protective order, instituted to protect the confidentiality of the Confidential Information to be disclosed.

13.2
Injunctive Relief. Each Party acknowledges that damages resulting from disclosure of the Confidential Information will be an inadequate remedy and that, in the event of any such disclosure or any indication of an intent to disclose such information, a Party (or its Affiliates) owning such information will be entitled to injunctive relief or other equitable relief in addition to any and all remedies available at law or in equity, including the recovery of damages and reasonable attorneys’ fees.

13.3
Publicity. ENDO agrees not to issue any press releases or other non-promotion related written communications to the media, including question and answer documents and standby statements, concerning this Agreement without the prior written consent of SANDOZ to the form, timing and content of any such release or other non-promotion related written communication except as set forth below; provided, that SANDOZ shall have sole approval of all scientific publications, subject to the right of ENDO to review and provide comments with respect to any such publications, which SANDOZ shall consider in good faith. ENDO shall provide SANDOZ a reasonable opportunity (but no less than seventy-two (72) hours, except as required by Law) to review such press release or other non-promotion related written communication in order to provide its consent, which consent shall not be unreasonably withheld or delayed. SANDOZ shall provide ENDO a reasonable opportunity (but no less than seventy-two (72) hours, except as required by Law) to review any press release or other non-promotion related written communications to the media to be issued or made by SANDOZ with respect to this Agreement or the promotion of the Licensed Product in the Territory in order for ENDO to provide its comments with respect thereto, which will be considered by SANDOZ in good faith but with no obligation on the part of SANDOZ to accept. Except as required by Law or by the rules of a nationally recognized stock exchange, neither Party (nor their respective Affiliates) shall disclose to any Third Party, under any circumstances, any terms of this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld. In the event a disclosure is required by Law or by the rules of a nationally recognized stock exchange, the Parties shall coordinate with each other with respect to the timing, form and content of such required disclosure. In the event the Parties are unable to agree on the form or content of any such required disclosure, such disclosure shall be limited to the minimum required, as determined by the disclosing Party in consultation with its legal counsel.
SECTION 14
INDEMNITY; PRODUCT LIABILITY

14.1	Indemnity.

(a)
Each Party (the “Indemnifying Party”) shall indemnify and hold harmless the other Party, its Affiliates and their respective officers, directors, employees and agents (collectively, the “Indemnified Party”) from and against all claims, demands, losses, liabilities, damages, fines, costs and expenses, including reasonable attorneys’ fees and costs and amounts paid in settlement (collectively, “Damages”), arising out of:

(i)
the negligence, recklessness, bad faith, intentional wrongful acts or omissions of the Indemnifying Party or its Affiliates or Representatives in connection with activities undertaken pursuant to this Agreement, except to the extent that Damages arise out of the negligence, recklessness, bad faith or intentional wrongful acts, or omissions committed by the Indemnified Party or its Affiliates (or, to the extent permitted under this Agreement, their respective Representatives working on their behalf); and

(ii)	breach by the Indemnifying Party or its Affiliates or Representatives of the covenants and agreements of, or the representations and warranties made by it in, this Agreement.

(b)
Except as otherwise provided in SECTION 10, the Party entitled to indemnification under this SECTION 14 shall notify the Party potentially responsible for such indemnification promptly of becoming aware of any claim or claims asserted or threatened against the Indemnified Party which could give rise to a right of indemnification under this Agreement; provided, however, that the failure to give such notice shall not relieve the Indemnifying Party of its indemnity obligation hereunder except to the extent that such failure materially prejudices its rights hereunder.

(c)
Except as otherwise provided in SECTION 10, and except in connection with any claim based on actual or alleged violation of Law, the Indemnifying Party shall have the right to defend, at its sole cost and expense, such claim by all appropriate proceedings; provided, however, that the Indemnifying Party may not enter into any compromise or settlement unless (i) such compromise or settlement includes as an unconditional term thereof, the giving by the plaintiff to the Indemnified Party of a release from all liability in respect of such claim; and (ii) the Indemnified Party consents to such compromise or settlement; provided, that such consent shall not be required if such compromise or settlement does not involve (A) any admission of legal wrongdoing by the Indemnified Party, (B) any payment by the Indemnified Party that is not indemnified hereunder or (C) the imposition of any equitable relief against the Indemnified Party.

(d)
Except as otherwise provided in SECTION 10, the Indemnified Party may participate in, but not control, any defense or settlement of any claim controlled by the Indemnifying Party pursuant to this Section 14.1 and if such claim is being defended by the Indemnifying Party, the Indemnified Party shall bear its own costs and expenses with respect to such participation.

14.2	Product Liability.

(a)
ENDO shall indemnify and hold the NOVARTIS Parties harmless, in the manner set forth in Section 14.1, for Damages arising out of or resulting from any claims, actions, suits, proceedings, hearings, investigations or demands of Third Parties that involve death or bodily injury to any individual, including any product liability actions (collectively, “Product Liability Claims”), other than any such Damages which are set forth in Section 14.2(b).

(b)
The NOVARTIS Parties shall indemnify and hold ENDO harmless, in the manner set forth in Section 14.1, for Damages arising out of or resulting from Product Liability Claims attributable to such NOVARTIS Party’s negligence, recklessness, bad faith, intentional wrongful acts, or breach of this Agreement, including the failure of any Licensed Product to meet the Specifications, the requirements of the Licensed Product NDA, GMP Requirements and/or all Applicable Laws, or to a manufacturing defect.

SECTION 15
FORCE MAJEURE

15.1
Force Majeure. In the event of strikes, lock-outs, earthquakes, fires, storms, floods, wars, acts of terrorism, explosions or, in the case of SANDOZ’s obligations, unavailability of raw materials for Licensed Product due to any of the aforementioned events (“Force Majeure”), the Parties agree that, if either SANDOZ or ENDO finds itself wholly or partially unable to fulfill its respective obligations in this Agreement by reasons of Force Majeure, the Party affected will advise the other Party in writing of its inability to perform, giving a detailed explanation of the occurrence of the event which excuses performance as soon as possible after the cause or event has occurred. If such notice is given, the performance of the Party giving the notification, except the payment of funds (subject to the provision below), shall be abated, and any time deadlines shall be extended for so long as performance may be prevented by Force Majeure. Except for the payment of funds that are or become due and payable, neither Party shall be required to make up any performance that was prevented by Force Majeure. Anything herein to the contrary notwithstanding, ENDO shall not be obligated to make Guaranteed Minimum Sales Royalty payments, Contingent Royalty payments, or any payment of the NOVARTIS Profit Share during the period of time that SANDOZ is unable to meets its obligations in respect of manufacture and delivery of Licensed Products as a result of Force Majeure.

SECTION 16
TERM AND TERMINATION

16.1	Term.

(a)
The term of this Agreement shall begin on the Effective Date and expire at the end of the seventh (7th) Agreement Year (i.e., on June 30, 2023), unless extended in accordance with this subsection (a) or sooner terminated as provided in this Agreement (the “Initial Term”). The term of this Agreement shall be extended for a period of one (1) year (each, a “Renewal Term”) at the expiration of the Initial Term and each Renewal Term, as applicable, unless any Party shall provide written notice of non-renewal to the other Parties at least six (6) months prior to the expiration of any Renewal Term after the first Renewal Term.

(b)	As used herein, the “Term of this Agreement” or the “Term” shall mean the Initial Term and the Renewal Terms, if any.

16.2
Automatic Termination. This Agreement shall automatically terminate upon the Launch in the Territory of any OTC Equivalent Product by SANDOZ, its respective Affiliates or a Third Party that results in the declassification of the Licensed Products as Rx Products.

16.3	Termination. This Agreement shall be terminable forthwith upon reasonable written notice, if one or more of the following events should occur:

a.
by any Party, if the other Party commits a material breach of this Agreement, which breach shall not have been remedied within (i) ninety (90) days from the giving of written notice requiring such breach (other than a payment default) to be remedied if such breach is capable of being cured during such ninety (90) day period, or (ii)

thirty (30) days from the giving of notice by either Party to the other of default by the other Party in any payment required under this Agreement;

b.	by ENDO, by written notice on or after the Launch in the Territory of a Generic Diclofenac Product;

c.
by ENDO, by written notice given on or after the Launch in the Territory of an OTC Equivalent Product that does not result in the declassification of the Licensed Product as an Rx Product (i) by any NOVARTIS Party or their respective Affiliates, or (ii) by any Third Party, if, in the case of (ii), (I) at the expiration of the OTC Launch Six Month Reference Period, Net Sales of any Licensed Product have declined, as compared to Net Sales during the six month period before such Launch, by twenty five percent (25%) or more, or (II) at the expiration of either of the OTC Launch Three Month Reference Periods, Net Sales for such OTC Launch Three Month Reference Period have declined, as compared to Net Sales during the three calendar month period before such Launch, by twenty five percent (25%) or more, or if at the last day of the OTC Launch Three Month Reference Period, the number of “covered lives” eligible for third party reimbursement in respect to purchases of Licensed Product as referenced by the Managed Markets Information Service in its most recent report have declined by twenty five percent (25%) or more as compared to the number of “covered lives” immediately prior to such Launch;

d.	by ENDO in the event that Net Sales in any Agreement Semester are less than $25,000,000;

e.
by SANDOZ, by written notice given on or after the Launch in the Territory of an OTC Equivalent Product by SANDOZ, its Affiliates or any Third Party that does not result in the declassification of the Licensed Products as an Rx Product, following which Net Sales in any Agreement Semester are less than $25,000,000;

f.
by ENDO in the event that (i) any Licensed Product becomes subject to a validated safety signal of significant concerns regarding patient safety with respect to such Licensed Product, or (ii) any Party receives notice from a Governmental Authority, independent review committee, data safety monitoring board or another similar clinical trial or post-marketing monitoring body concluding significant concern regarding a patient safety issue with respect to any Licensed Product, in the case of (i) or (ii) which would reasonably be expected to seriously impact the long-term viability of such Licensed Product;

g.
by any Party, if any other Party becomes incapable, for a period of one hundred and eighty (180) days, of performing any of its material obligations under this Agreement because of Force Majeure, despite such adversely affected Party’s commercially reasonable efforts to perform;

h.
by any Party, if any other Party commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or similar official of it or of any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

i.
by any Party, if any other Party has an involuntary case or other proceeding commenced against it seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding remains undismissed and unstayed for a period of ninety (90) days; or an order for relief is entered against such Party under applicable bankruptcy Laws as now or hereafter in effect;

j.
by any Party, if any other Party is unable to pay its debts as they become due, has explicitly or implicitly suspended payment of any debts as they become due (except debts contested in good faith), or if the creditors of such Party have taken over its management; and

k.	by ENDO, at any time after January 1, 2020, upon six (6) months’ prior written notice to the NOVARTIS Parties.

16.4
Survival of Obligations. Notwithstanding any expiration or termination of this Agreement, (a) neither SANDOZ nor ENDO shall be relieved of any liabilities or obligations incurred by such Party prior to such termination and (b) Section 2.4, Section 2.5, SECTION 4 (to the extent applicable to Section 16.5(b)), Section 4.12 (with respect to each Party’s reporting obligations with respect to matters occurring prior to the expiration or termination), 5.1 through 5.4, 6.1 (to the extent applicable to Section 16.5), 7.1(b) and (c) (solely with respect to SANDOZ’s switch rights and access to data from clinical studies), 8.2, SECTION 10, SECTION 11, SECTION 13, SECTION 14, 16.4, 16.5, 16.6, SECTION 17 (only insofar as such Section relates to the obligations of the Parties prior to such termination or expiration) and SECTION 18 shall survive any expiration or termination of this Agreement.

16.5	Effect of Expiration or Termination.

a.
General. Notwithstanding any other rights or obligations a Party or its Affiliates may have under this Agreement or under Law, except as otherwise provided herein, upon expiration or termination of this Agreement, (i) all rights and licenses granted by any NOVARTIS Party to ENDO and its Affiliates and all rights and licenses granted by ENDO to any NOVARTIS Party and its Affiliates hereunder shall terminate and revert to the Party granting such rights and all of the Parties’ obligations under this Agreement shall, except as specifically provided in Section 16.4 or this 16.5, cease, terminate and be of no further force and effect from and after the effective date of expiration or termination, and (ii) any Contingent Royalties or Guaranteed Minimum Sales Royalties that would otherwise be payable hereunder shall be prorated through the effective date of expiration or termination. The Parties and their Affiliates shall cooperate in informing relevant Governmental Authorities of the cessation of ENDO’s activities in relation to the Licensed Products. In addition, the Parties shall, and shall ensure that their respective Affiliates, promptly return or destroy (subject to written certification of the latter) to the other Parties all written Confidential Information, and all copies thereof (except one copy which may be kept for record-keeping purposes only), belonging to such other Parties.

b.
Supply Obligations. Following expiration or termination of this Agreement, ENDO shall continue to be responsible for all returns, rebates, refunds, chargebacks, open purchase orders, any applicable disposal costs and other payments or obligations in respect of Licensed Products sold during the Term of this Agreement. Subject to the terms and conditions of this Agreement, including SECTION 4, SANDOZ shall provide sufficient Licensed Products to ENDO in order to allow ENDO to meet the requirements of all open purchase orders. For a period of up to six (6) months following expiration or termination of this Agreement, to the extent permitted by Applicable Law, ENDO shall be permitted to sell Licensed Products, subject to paying royalties under Section 6.1(a), to fulfill such open purchase orders and otherwise to sell off its inventory, including that purchased pursuant to the next sentence. In addition, upon the written request of SANDOZ made within thirty (30) days of the expiration of the Term, ENDO shall purchase from SANDOZ (i) all Licensed Products then held in inventory by SANDOZ or its Affiliates for sale in the Territory, at the price set forth in Section 4.11(a) and (ii) all raw materials and other components held in inventory by SANDOZ or its Affiliates for use in connection with the manufacture of Licensed Products for sale in the Territory, at SANDOZ Cost, to the extent such items relate to binding purchase orders from customers and reasonable levels of safety stock.

16.6
Remedies. Except as otherwise expressly set forth in this Agreement, the termination provisions of this SECTION 16 are in addition to any other relief and remedies available to either Party at law in equity or otherwise.

SECTION 17
INSURANCE

17.1
Insurance. ENDO and SANDOZ shall each at its own expense obtain and maintain insurance of the type and amount described in this SECTION 17. No Party shall do or omit to do any act, matter or thing which could prejudice or render voidable any such insurance. The insurance obligations hereunder may be met by a program of self-insurance.

The Parties agree that each will maintain during the performance of this Agreement the following insurance in amounts no less than that specified for each type:

(a)	General liability insurance with combined limits of not less than $1,000,000 per occurrence and $1,000,000 per accident for bodily injury, including death and property damage;

(b)
Worker’s compensation and disability insurance in the amount required by the Law of the State in which the Party’s employees are located and employers liability insurance with limits of not less than $1,000,000 per occurrence;

(c)	Auto liability insurance with combined limits of not less than $1,000,000 per occurrence and $1,000,000 per accident for bodily injury, including death and property damage; and

(d)	Excess liability insurance with combined limits of not less than $3,000,000 per occurrence and $3,000,000 per accident for bodily injury, including death and property damage.
Each Party will provide to the other Parties evidence of its insurance and not less than thirty (30) days prior written notice of any cancellation of its coverage or reduction in coverage from the requirements stated herein.
SECTION 18
MISCELLANEOUS

18.1	Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without regard to the conflict of laws principles thereof.

18.2
Jurisdiction. Subject to Section 18.3, any disputes between the Parties relating to this Agreement shall be subject to the exclusive jurisdiction and venue of the federal courts located in the Southern District of New York (without restricting any right of appeal), and the Parties hereby waive any objection which they may have now or hereafter to the laying of venue of any proceedings in such courts and to any claim that such proceedings have been brought in an inconvenient forum, and further agree that a judgment or order in any such proceedings shall be binding upon each of them and may be enforced in the courts of any other jurisdiction.

18.3
Dispute Resolution. In the event of any dispute under this Agreement, the Parties shall refer such dispute to the Applicable Senior Officers for attempted resolution by good faith negotiations within thirty (30) days after such referral is made. If the Applicable Senior Officers are unable to resolve the dispute within the time allotted, the Applicable Senior Officers shall select a mediator with appropriate expertise in the subject matter to which the dispute relates, who will be engaged to resolve the dispute. If the Parties are unable to resolve their dispute through mediation within ninety (90) days after selection of the mediator(s), either Party may seek appropriate legal and/or equitable recourse in a court of competent jurisdiction (subject to Section 18.2).

18.4
Waiver. Waiver by a Party of a breach hereunder by any Party shall not be construed as a waiver of any succeeding breach of the same or any other provision. No delay or omission by a Party in exercising or availing itself of any right, power or privilege hereunder shall preclude the later exercise of any such right, power or privilege by such Party. No waiver shall be effective unless made in writing with specific reference to the relevant provision

(s) of this Agreement and signed by a duly authorized representative of the Party granting the waiver.

18.5
Notices. All notices required or permitted hereunder shall be given in writing and sent by confirmed facsimile transmission, or mailed postage prepaid by certified or registered mail (return receipt requested), or sent by a nationally recognized express courier service, or hand-delivered at the following address:

If to NOVARTIS AG:

NOVARTIS, AG
Lichtstrasse 35
CH-4056 Basel
Switzerland
Facsimile: 41 61 3247826
Attention: General Counsel

With a copy to:

Sandoz, Inc.
100 College Rd. West
Princeton, NJ 08540
Attention: President

If to SANDOZ:

Sandoz, Inc.
100 College Rd. West
Princeton, NJ 08540
Attention: President

With a copy to:

NOVARTIS, AG
Lichtstrasse 35
CH-4056 Basel
Switzerland
Facsimile: 41 61 3247826
Attention: General Counsel

If to ENDO:

ENDO Ventures Limited
First Floor, Minerva House
Simmonscourt Road Ballsbridge

Dublin 4, Ireland
Attention: Chief Legal Officer
FAX 353 1-268-2029

With a copy to:

Drinker Biddle & Reath LLP
One Logan Square, Suite 2000
Philadelphia, PA 19103-6996
Facsimile: (215) 988-2757
Attention: Neil K. Haimm

All notices shall be deemed made upon receipt by the addressee as evidenced by the applicable written receipt.

18.6
Entire Agreement. This Agreement (including the Exhibits and Schedules) contains the complete understanding of the Parties with respect to the subject matter hereof and supersedes all prior understandings and writings relating to the subject matter hereof and specifically supersedes the terms of the Original Agreement as of the Effective Date. The Parties further hereby provide notice of non-renewal under the Original Agreement.

18.7	Amendments. No provision in this Agreement shall be supplemented, deleted, amended or waived except in a writing executed by each of the NOVARTIS Parties and ENDO.

18.8	Headings. Headings in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.

18.9
Severability. If any provision of this Agreement is held unenforceable by a court or tribunal of competent jurisdiction because it is invalid or conflicts with any Law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected. The Parties shall negotiate a substitute provision that, to the extent possible, accomplishes the original business purpose of the Parties.

18.10
Assignment. Except as otherwise expressly provided herein, neither this Agreement nor any of the rights or obligations hereunder may be assigned by either Party without the prior written consent of the other Parties, which consent shall not be unreasonably withheld. Notwithstanding the first sentence of this Section 18.10, (a) either Party may assign this Agreement (i) to any Affiliate of such Party or (ii) to any other Person who acquires all or substantially all of the business of the assigning Party by merger, sale of assets or otherwise and (b) SANDOZ and/or NOVARTIS AG may assign this Agreement to GlaxoSmithKline Consumer Healthcare Holdings Limited (or an Affiliate thereof), provided, that, in each instance the Affiliate or acquiring Person or assignee affirmatively assumes and agrees in writing to perform and comply with all of the obligations of such Party under this Agreement as they apply to such Party and its Affiliates, and in the case of (ii) only provides a copy thereof to the other Party upon consummation of such transaction. Except with respect to an assignment by SANDOZ and/or NOVARTIS AG pursuant to clause (b) above or by

SANDOZ to NOVARTIS AG, the assigning Party shall remain liable hereunder notwithstanding any such assignment. Any attempted assignment in violation hereof shall be void.

18.11	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

18.12	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

18.13
Third-Party Beneficiaries. Except as expressly provided in Section 14.1, none of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party including any creditor of any Party hereto. No such Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against any Party hereto.

18.14
Relationship of the Parties; Tax Treatment. Each Party shall bear its own costs incurred in the performance of its obligations hereunder without charge or expense to the other except as expressly provided in this Agreement. Neither the NOVARTIS Parties nor ENDO shall have any responsibility for the hiring, termination or compensation of the other Parties’ employees or for any employee compensation or benefits of the other Parties’ employees. No employee or representative of a Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without said Party’s approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, ENDO’s legal relationship under this Agreement to the NOVARTIS Parties shall be that of independent contractor. Nothing in this Agreement shall be construed to establish a relationship of partners or joint venturers. This Agreement shall not be construed, nor will either Party construe it, as a partnership for tax purposes.

18.15
Specific Performance. Each of the Parties acknowledges and agrees that the other Party may be damaged irreparably in the event any of the provisions of this Agreement are not performed in all material respects or otherwise are breached. Accordingly, and notwithstanding anything herein to the contrary, each of the Parties agrees that the other Party will be entitled to injunctive relief to prevent breaches of the provisions of this Agreement, and/or to enforce specifically this Agreement and the terms and provisions hereof, in any action instituted in any court or tribunal having jurisdiction over the Parties and the matter, without posting any bond or other security, and that such injunctive relief shall be in addition to any other remedies to which such Party may be entitled, at law or in equity.

18.16
Further Assurances and Actions. Each of the Parties hereto, upon the request of any other Party hereto, shall, without further consideration, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to effectuate any of the provisions of this Agreement.

18.17
LIMITATION OF DAMAGES. IN NO EVENT SHALL ENDO OR THE NOVARTIS PARTIES BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF PROFITS) SUFFERED BY THE OTHER PARTIES, EXCEPT FOR ANY SUCH DAMAGES PAID TO A THIRD PARTY AS PART OF A THIRD-PARTY CLAIM, PROVIDED, THAT THE FOREGOING SHALL NOT PRECLUDE A PARTY FROM SEEKING ANY SUCH DAMAGES RESULTING FROM FRAUD (INCLUDING ANY WILLFUL MISREPRESENTATION, WILLFUL MISCONDUCT OR WILLFUL CONCEALMENT BY A PARTY) AND/OR WILLFUL BREACH.

1

IN WITNESS WHEREOF, NOVARTIS AG, SANDOZ and ENDO have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

NOVARTIS, AG
By_/s/Christian Rehm___________________
Name: Christian Rehm
Title: Authorized Signatory
By__/s/Susan Jones_______________________
Name: Susan Jones
Title: Authorized Signatory

SANDOZ, INC.
By__/s/Peter Goldschmidt___________________
Name: Peter Goldschmidt
Title: President Sandoz US, Head N. America, Sandoz Inc.
ENDO VENTURES LIMITED

By__/s/Robert Cobuzzi____________________
Name: Robert Cobuzzi
Title: President
[Signature Page to Amended and Restated License and Supply Agreement]

SCHEDULE 1.105
PhRMA CODE

CODE ON INTERACTIONS
WITH HEALTHCARE PROFESSIONALS

Table of Contents
PREAMBLE 1
1.    BASIS OF INTERACTIONS    2
2.    INFORMATIONAL PRESENTATIONS BY PHARMACEUTICAL COMPANY REPRESENTATIVES AND ACCOMPANYING MEALS 2
3.    PROHIBITION ON ENTERTAINMENT AND RECREATION    2
4.    PHARMACEUTICAL COMPANY SUPPORT FOR CONTINUING MEDICAL EDUCATION    2
5.PHARMACEUTICAL COMPANY SUPPORT FOR THIRD-PARTY EDUCATIONAL OR PROFESSIONAL MEETINGS 3
6.    CONSULTANTS    3
7.    SPEAKER PROGRAMS AND SPEAKER TRAINING MEETINGS    4
8.    HEALTHCARE PROFESSIONALS WHO ARE MEMBERS OF COMMITTEES THAT SET FORMULARIES OR DEVELOP CLINICAL PRACTICE GUIDELINES    5
9.    SCHOLARSHIPS AND EDUCATIONAL FUNDS    5
10.    PROHIBITION OF NON-EDUCATIONAL AND PRACTICE-RELATED ITEMS    5
11.    EDUCATIONAL ITEMS    6
12.    PRESCRIBER DATA    6
13.    INDEPENDENCE AND DECISION MAKING    6
14.    TRAINING AND CONDUCT OF COMPANY REPRESENTATIVES 6
15.    ADHERENCE TO CODE    7
QUESTIONS & ANSWERS    7

Preamble
The Pharmaceutical Research and Manufacturers of America (PhRMA) represents research-based pharmaceutical and biotechnology companies. Our members develop and market new medicines to enable patients to live longer and healthier lives.
Ethical relationships with healthcare professionals are critical to our mission of helping patients by developing and marketing new medicines. An important part of achieving this mission is ensuring that healthcare professionals have the latest, most accurate information available regarding prescription medicines, which play an ever-increasing role in patient healthcare. This document focuses on our interactions with healthcare professionals that relate to the marketing of our products.
Appropriate marketing of medicines ensures that patients have access to the products they need and that the products are used correctly for maximum patient benefit. Our relationships with healthcare professionals are critical to achieving these goals because they enable us to-

•	inform healthcare professionals about the benefits and risks of our products to help advance appropriate patient use,

•	provide scientific and educational information,

•	support medical research and education, and

•	obtain feedback and advice about our products through consultation with medical experts.
In interacting with the medical community, we are committed to following the highest ethical standards as well as all legal requirements. We are also concerned that our interactions with healthcare professionals not be perceived as inappropriate by patients or the public at large. This Code is to reinforce our intention that our interactions with healthcare professionals are professional exchanges designed to benefit patients and to enhance the practice of medicine. The Code is based on the principle that a healthcare professional’s care of patients should be based, and should be perceived as being based, solely on each patient’s medical needs and the healthcare professional’s medical knowledge and experience.
Therefore, PhRMA adopts this updated and enhanced voluntary Code on relationships with U.S. healthcare professionals. This Code reflects and builds upon the standards and principles set forth in its predecessor, the PhRMA Code on Interactions with Healthcare Professionals that took effect on July 1, 2002. Like the 2002 edition, this Code addresses interactions with respect to marketed products and related pre-launch activities. PhRMA member companies’ relationships with clinical investigators and other individuals and entities as they relate to the clinical research process are addressed in the PhRMA Principles on Conduct of Clinical Trials and Communication of Clinical Trial Results.
This updated Code will take effect in January 2009.

1.Basis of Interactions
Our relationships with healthcare professionals are regulated by multiple entities and are intended to benefit patients and to enhance the practice of medicine. Interactions should be focused on informing healthcare professionals about products, providing scientific and educational information, and supporting medical education.
Promotional materials provided to healthcare professionals by or on behalf of a company should: (a) be accurate and not misleading; (b) make claims about a product only when properly substantiated; (c) reflect the balance between risks and benefits; and (d) be consistent with all other Food and Drug Administration (FDA) requirements governing such communications.

2.	Informational Presentations by Pharmaceutical Company Representatives and Accompanying Meals
Informational presentations and discussions by industry representatives and others speaking on behalf of a company provide healthcare providers with valuable scientific and clinical information about medicines that may lead to improved patient care.
In order to provide important scientific information and to respect healthcare professionals’ abilities to manage their schedules and provide patient care, company representatives may take the opportunity to present information during healthcare professionals’ working day, including mealtimes. In connection with such presentations or discussions, it is appropriate for occasional meals to be offered as a business courtesy to the healthcare professionals as well as members of their staff attending presentations, so long as the presentations provide scientific or educational value and the meals (a) are modest as judged by local standards; (b) are not part of an entertainment or recreational event; and (c) are provided in a manner conducive to informational communication.
Any such meals offered in connection with informational presentations made by field sales representatives or their immediate managers should also be limited to in-office or in-hospital settings.
Inclusion of a healthcare professional’s spouse or other guest in a meal accompanying an informational presentation made by or on behalf of a company is not appropriate. Offering “take-out” meals or meals to be eaten without a company representative being present (such as “dine & dash” programs) is not appropriate.

3.	Prohibition on Entertainment and Recreation
Company interactions with healthcare professionals are professional in nature and are intended to facilitate the exchange of medical or scientific information that will benefit patient care. To ensure the appropriate focus on education and informational exchange and to avoid the appearance of impropriety, companies should not provide any entertainment or recreational items, such as tickets to the theater or sporting events, sporting equipment, or leisure or vacation trips, to any healthcare professional who is not a salaried employee of the company. Such entertainment or recreational benefits should not be offered, regardless of (1) the value of the items; (2) whether the company engages the healthcare professional as a speaker or consultant, or (3) whether the entertainment or recreation is secondary to an educational purpose.
Modest, occasional meals are permitted as long as they are offered in the appropriate circumstances and venues as described in relevant sections of this Code.

4.	Pharmaceutical Company Support for Continuing Medical Education
Continuing medical education (CME), also known as independent medical education (IME), helps physicians and other medical professionals to obtain information and insights that can contribute to the improvement of patient care, and therefore, financial support from companies is appropriate. Such financial support for CME is intended to support education on a full range of treatment options and not to promote a particular medicine. Accordingly, a company should separate its CME grant-making functions from its sales and marketing departments. In addition, a company should develop objective criteria for making CME grant decisions to ensure that the program funded by the company is a bona fide educational program and that the financial support is not an inducement to prescribe or recommend a particular medicine or course of treatment.
Since the giving of any subsidy directly to a healthcare professional by a company may be viewed as an inappropriate cash gift, any financial support should be given to the CME provider, which, in turn, can use the money to reduce the overall CME registration fee for all participants. The company should respect the independent judgment of the CME provider and should follow standards for commercial support established by the Accreditation Council for Continuing Medical Education (ACCME) or other entity that may accredit the CME. When companies underwrite CME, responsibility for and control over the selection of content, faculty, educational methods, materials, and venue belongs to the organizers of the conferences or meetings in accordance with their guidelines. The company should not provide any advice or guidance to the CME provider, even if asked by the provider, regarding the content or faculty for a particular CME program funded by the company.
Financial support should not be offered for the costs of travel, lodging, or other personal expenses of non-faculty healthcare professionals attending CME, either directly to the individuals participating in the event or indirectly to the event’s sponsor (except as set out in Section 9 below). Similarly, funding should not be offered to compensate for the time spent by healthcare professionals participating in the CME event.
A company should not provide meals directly at CME events, except that a CME provider at its own discretion may apply the financial support provided by a company for a CME event to provide meals for all participants.

5.	Pharmaceutical Company Support for Third-Party Educational or Professional Meetings
Third-party scientific and educational conferences or professional meetings can contribute to the improvement of patient care, and therefore, financial support from companies is appropriate. A conference or meeting is any activity, held at an appropriate location, where (a) the gathering is primarily dedicated, in both time and effort, to promoting objective scientific and educational activities and discourse (one or more educational presentation(s) should be the highlight of the gathering), and (b) the main incentive for bringing attendees together is to further their knowledge on the topic(s) being presented.
Since the giving of any subsidy directly to a healthcare professional by a company may be viewed as an inappropriate cash gift, any financial support should be given to the conference’s sponsor, which, in turn, can use the money to reduce the overall conference registration fee for all attendees. When companies underwrite medical conferences or meetings other than their own, responsibility for and control over the selection of content, faculty, educational methods, materials, and venue belongs to the organizers of the conferences or meetings in accordance with their guidelines.
Financial support should not be offered for the costs of travel, lodging, or other personal expenses of non-faculty healthcare professionals attending third-party scientific or educational conferences or professional meetings, either directly to the individuals attending the conference or indirectly to the conference’s sponsor (except as set out in Section 9 below). Similarly, funding should not be offered to compensate for the time spent by healthcare professionals attending the conference or meeting.

6.	Consultants
Consulting arrangements with healthcare professionals allow companies to obtain information or advice from medical experts on such topics as the marketplace, products, therapeutic areas and the needs of patients. Companies use this advice to inform their efforts to ensure that the medicines they produce and market are meeting the needs of patients. Decisions regarding the selection or retention of healthcare professionals as consultants should be made based on defined criteria such as general medical expertise and reputation, or knowledge and experience regarding a particular therapeutic area. Companies should continue to ensure that consultant arrangements are neither inducements nor rewards for prescribing or recommending a particular medicine or course of treatment.
It is appropriate for consultants who provide advisory services to be offered reasonable compensation for those services and reimbursement for reasonable travel, lodging, and meal expenses incurred as part of providing those services. Any compensation or reimbursement made in conjunction with a consulting arrangement should be reasonable and based on fair market value.
Token consulting or advisory arrangements should not be used to justify compensating healthcare professionals for their time or their travel, lodging, and other out-of-pocket expenses. The following factors support the existence of a bona fide consulting arrangement (not all factors may be relevant to any particular arrangement):

•	a written contract specifies the nature of the consulting services to be provided and the basis for payment of those services;

•	a legitimate need for the consulting services has been clearly identified in advance of requesting the services and entering into arrangements with the prospective consultants;

•
the criteria for selecting consultants are directly related to the identified purpose and the persons responsible for selecting the consultants have the expertise necessary to evaluate whether the particular healthcare professionals meet those criteria;

•	the number of healthcare professionals retained is not greater than the number reasonably necessary to achieve the identified purpose;

•	the retaining company maintains records concerning and makes appropriate use of the services provided by consultants;

•
the venue and circumstances of any meeting with consultants are conducive to the consulting services and activities related to the services are the primary focus of the meeting; specifically, resorts are not appropriate venues.

While modest meals or receptions may be appropriate during company-sponsored meetings with healthcare professional commercial consultants, companies should not provide recreational or entertainment events in conjunction with these meetings.
It is not appropriate to pay honoraria or travel or lodging expenses to non-faculty and non-consultant healthcare professional attendees at company-sponsored meetings, including attendees who participate in interactive sessions.

7.	Speaker Programs and Speaker Training Meetings
Healthcare professionals participate in company-sponsored speaker programs in order to help educate and inform other healthcare professionals about the benefits, risks and appropriate uses of company medicines. Any healthcare professional engaged by a company to participate in such external promotional programs on behalf of the company will be deemed a speaker for purposes of this Code, and the requirements of Section 7 apply to company interactions with that healthcare professional in his or her capacity as a speaker. Company decisions regarding the selection or retention of healthcare professionals as speakers should be made based on defined criteria such as general medical expertise and reputation, knowledge and experience regarding a particular therapeutic area, and communications skills. Companies should continue to ensure that speaking arrangements are neither inducements nor rewards for prescribing a particular medicine or course of treatment.

Speaker training is an essential activity because the FDA holds companies accountable for the presentations of their speakers. It is appropriate for healthcare professionals who participate in programs intended to train speakers for company-sponsored speaker programs to be offered reasonable compensation for their time, considering the value of the type of services provided, and to be offered reimbursement for reasonable travel, lodging, and meal expenses. Such compensation and reimbursement should only be offered when (1) the participants receive extensive training on the company’s drug products or other specific topic to be presented and on compliance with FDA regulatory requirements for communications; (2) this training will result in the participants providing a valuable service to the company; and (3) the participants meet the general criteria for bona fide consulting arrangements (as discussed in Section 6 above). Speaker training sessions should be held in venues that are appropriate and conducive to informational communication and training about medical information; specifically, resorts are not appropriate venues.
Any compensation or reimbursement made to a healthcare professional in conjunction with a speaking arrangement should be reasonable and based on fair market value. Each company should, individually and independently, cap the total amount of annual compensation it will pay to an individual healthcare professional in connection with all speaking arrangements. Each company also should develop policies addressing the appropriate use of speakers, including utilization of speakers after training and the appropriate number of engagements for any particular speaker over time.
Speaker programs may include modest meals offered to attendees and should occur in a venue and manner conducive to informational communication.
While speaker programs offer important educational opportunities to healthcare professionals, they are distinct from CME programs, and companies and speakers should be clear about this distinction. For example, speakers and their materials should clearly identify the company that is sponsoring the presentation, the fact that the speaker is presenting on behalf of the company, and that the speaker is presenting information that is consistent with FDA guidelines. Beyond providing all speakers with appropriate training, companies should periodically monitor speaker programs for compliance with FDA regulatory requirements for communications on behalf of the company about its medicines.

8.	Healthcare Professionals Who Are Members of Committees That Set Formularies or Develop Clinical Practice Guidelines
Healthcare professionals who are members of committees that set formularies of covered medicines or develop clinical practice guidelines that may influence the prescribing of medicines often have significant experience in their fields. That experience can be of great benefit to companies and ultimately to patients if these individuals choose to serve as speakers or commercial consultants for companies. To avoid even the appearance of impropriety, companies should require any healthcare professional who is a member of a committee that sets formularies or develops clinical guidelines and also serves as a speaker or commercial consultant for the company to disclose to the committee the existence and nature of his or her relationship with the company. This disclosure requirement should extend for at least two years beyond the termination of any speaker or consultant arrangement.
Upon disclosure, healthcare professionals who serve as speakers or consultants for companies should be required to follow the procedures set forth by the committee of which they are a member, which may include recusing themselves from decisions relating to the medicine for which they have provided speaking or consulting services.

9.	Scholarships and Educational Funds

Financial assistance for scholarships or other educational funds to permit medical students, residents, fellows, and other healthcare professionals in training to attend carefully selected educational conferences may be offered so long as the selection of individuals who will receive the funds is made by the academic or training institution. “Carefully selected educational conferences” are generally defined as the major educational, scientific, or policy-making meetings of national, regional, or specialty medical associations.

10.	Prohibition of Non-Educational and Practice-Related Items
Providing items for healthcare professionals’ use that do not advance disease or treatment education - even if they are practice-related items of minimal value (such as pens, note pads, mugs and similar “reminder” items with company or product logos) - may foster misperceptions that company interactions with healthcare professionals are not based on informing them about medical and scientific issues. Such non-educational items should not be offered to healthcare professionals or members of their staff, even if they are accompanied by patient or physician educational materials.
Items intended for the personal benefit of healthcare professionals (such as floral arrangements, artwork, music CDs or tickets to a sporting event) likewise should not be offered.
Payments in cash or cash equivalents (such as gift certificates) should not be offered to healthcare professionals either directly or indirectly, except as compensation for bona fide services (as described in Sections 6 and 7). Cash or equivalent payments of any kind create a potential appearance of impropriety or conflict of interest.
It is appropriate to provide product samples for patient use in accordance with the Prescription Drug Marketing Act.

11.	Educational Items
It is appropriate for companies, where permitted by law, to offer items designed primarily for the education of patients or healthcare professionals if the items are not of substantial value ($100 or less) and do not have value to healthcare professionals outside of his or her professional responsibilities. For example, an anatomical model for use in an examination room is intended for the education of the patients and is therefore appropriate, whereas a DVD or CD player may have independent value to a healthcare professional outside of his or her professional responsibilities, even if it could also be used to provide education to patients, and therefore is not appropriate.
Items designed primarily for the education of patients or healthcare professionals should not be offered on more than an occasional basis, even if each individual item is appropriate.

12.	Prescriber Data
Companies use non-patient identified prescriber data to facilitate the efficient flow of information to healthcare professionals. Such prescriber data, which does not identify individual patients, may serve many purposes, including enabling companies to: (a) impart important safety and risk information to prescribers of a particular drug; (b) conduct research; (c) comply with FDA mandated risk management plans that require drug companies to identify and interact with physicians who prescribe certain drugs; (d) track adverse events of marketed prescriptions drugs; and (e) focus marketing activities on those healthcare professionals who would most likely benefit from information about a particular drug.

Companies that choose to use non-patient identified prescriber data to facilitate communications with healthcare professionals should use this data responsibly. For example, companies should (a) respect the confidential nature of prescriber data; (b) develop policies regarding the use of the data; (c) educate employees and agents about those policies; (d) maintain an internal contact person to handle inquiries regarding the use of the data; and (e) identify appropriate disciplinary actions for misuse of this data.
In addition, companies should respect and abide by the wishes of any healthcare professional who asks that his or her prescriber data not be made available to company sales representatives. Companies may demonstrate this respect by following the rules of voluntary programs that facilitate prescribers’ ability to make this choice.

13.	Independence and Decision Making
No grants, scholarships, subsidies, support, consulting contracts, or educational or practice related items should be provided or offered to a healthcare professional in exchange for prescribing products or for a commitment to continue prescribing products. Nothing should be offered or provided in a manner or on conditions that would interfere with the independence of a healthcare professional’s prescribing practices.

14.	Training and Conduct of Company Representatives
Pharmaceutical company representatives play an important role in delivering accurate, up-to-date information to healthcare professionals about the approved indications, benefits and risks of pharmaceutical therapies. These representatives often serve as the primary point of contact between the companies who research, develop, manufacture and market life-saving and life-enhancing medicines and the healthcare professionals who prescribe them. As such, the company representatives must act with the highest degree of professionalism and integrity.
Companies should ensure that all representatives who are employed by or acting on behalf of the companies and who visit healthcare professionals receive training about the applicable laws, regulations and industry codes of practice, including this Code, that govern the representatives’ interactions with healthcare professionals. In addition, companies should train their representatives to ensure that they have sufficient knowledge of general science and product-specific information to provide accurate, up-to-date information, consistent with FDA requirements.
Companies should provide updated or additional training in all of these areas as needed for their representatives who visit healthcare professionals.
Companies should also assess their representatives periodically to ensure that they comply with relevant company policies and standards of conduct. Companies should take appropriate action when representatives fail to comply.

15.	Adherence to Code
All companies that interact with healthcare professionals about pharmaceuticals should adopt procedures to assure adherence to this Code.
Companies that publicly announce their commitment to abide by the Code and who complete an annual certification that they have policies and procedures in place to foster compliance with the Code will be identified by PhRMA on a public web site. The certification must be signed by the company’s Chief Executive Officer and Chief Compliance Officer. The web site will identify the companies who commit to abide by the Code; provide contact information for their Chief Compliance Officers; and, at the appropriate time, publish the status of each company’s annual certification.

Any comments received by PhRMA relating to a company’s observance of the Code or conduct that is addressed by the Code will be referred by PhRMA to the relevant company’s Chief Compliance Officer.
In addition, companies are encouraged to seek external verification periodically, meaning at least once every three years, that the company has policies and procedures in place to foster compliance with the Code. PhRMA will prepare general guidance for such external verification and will identify on its web site if a company has sought and obtained verification of its compliance policies and procedures from an external source.
PhRMA CODE
Questions & Answers
Q.1
Under the Code, may items such as stethoscopes be offered to healthcare professionals?
A. No. Under the Code only items designed primarily for the education of patients or healthcare professionals may occasionally be offered to healthcare professionals, if the items are not of substantial value and do not have a value to healthcare professionals outside of their professional responsibilities. While medical equipment, such as stethoscopes, obviously plays an important role in patient care, such equipment is primarily designed for patient treatment, not for patient or healthcare professional education, and therefore it would be inappropriate for companies to offer such equipment to healthcare professionals.
Q.2
Under the Code, could a company provide healthcare professionals with pens or clipboards designed to be used by healthcare professionals or patients in the healthcare professional’s office along with brochures that provide educational information about the company’s product?
A. No. The Code states that providing healthcare professionals with items that do not advance disease or treatment education is not appropriate, even if these items are practice-related items of minimal value, such as clipboards, pens, mugs or similar items with or without company logos or product names printed on them. Providing such non-educational items could foster misperceptions that the company’s interactions with healthcare professionals are not based on providing information about products or health conditions, and therefore companies should not offer non-educational items to healthcare professionals or their staff, even if they are accompanied by educational materials. It would, however, be appropriate for a company to distribute educational brochures without pens or clipboards. These same guidelines apply with regard to the distribution of items to healthcare professionals at third-party scientific and educational conferences or professional meetings.
Q.3
Under the Code, what are examples of permissible items that may be provided to educate healthcare professionals?
A. The Code states that it is appropriate for companies, where permitted by law, to occasionally offer items primarily designed for the education of patients or healthcare professionals, as long as such items are not of substantial value ($100 or less) and do not have a value to the healthcare professionals outside of their professional responsibilities. For example, companies may provide educational items such as a medical text book, a subscription to a relevant scientific journal, or copies of relevant clinical treatment guidelines.
Q.4
Under the Code, what types of patient education items may companies provide to healthcare professionals to help them in educating their patients?

A. Where permitted by law, companies may occasionally offer to healthcare professionals items designed to help educate patients, such as anatomical models for examination rooms, informational sheets and brochures, patient self-assessment and tracking tools, or written materials that inform patients about adherence to medicine regimens, healthy lifestyle choices or the availability of patient assistance programs. Such items should not be of substantial value, i.e. they should be $100 or less.
Companies may also provide to healthcare professionals educational items designed for use by patients to assist in the administration of their treatment or management of their conditions. Such items should only be provided to healthcare professionals for patients where the items are permitted by law, may be considered essential to proper treatment or compliance and where delivery through a healthcare professional is an appropriate method of delivery to the patient. For example, companies may provide through healthcare professionals patient starter kits that help enhance the patients’ appropriate use of the prescribed medicine. Providing non-educational items to healthcare professionals for patient use is not appropriate, even if these items are of minimal value, such as pedometers, stopwatches, or other general fitness items.
Q.5
Under the Code, may golf balls and sports bags be provided if they bear a company or product name?
A. No. As stated in the prior version of the Code, golf balls and sports bags, even if of minimal value, do not advance disease or treatment education and therefore should not be offered, regardless of whether they bear a company or product name.
Q.6
Under the Code, may healthcare professionals be provided with gasoline for their cars if they are provided with product information at the same time?
A. No. As stated in the prior version of the Code, items intended for the personal benefit of a healthcare professional should not be offered.
Q.7
The Code states that company representatives or their immediate managers working in company field sales organizations may conduct informational presentations and discussions accompanied by occasional, modest meals in the healthcare professional’s office or hospital setting. What types of presentations and meals would this include?
A. An informational presentation or discussion conducted by company representatives or their immediate managers working in field sales may be accompanied by an occasional modest meal in the office or hospital setting. Such modest meals may only be offered provided that the manner of presentation is conducive to a scientific or educational interchange and is not part of an entertainment or recreational event. For example, a sales representative who is providing scientific or educational information regarding a company’s products to one or a few healthcare practitioners working in the same office, could provide a modest meal (e.g., sandwiches or pizza) to physicians and staff attending the representative’s informational presentation in the physician’s office at lunch time. Providing such modest meals on more than an occasional basis would not be appropriate.
Q.8
Can a field sales representative of Company B conduct an informational presentation accompanied by a meal for a healthcare professional in a restaurant down the street from a hospital?
A. No. An informational presentation or discussion conducted by a field sales representative or her immediate manager may only be accompanied occasionally by a meal if the presentation is held in the healthcare professional’s office or hospital. This is to ensure that any meal offered by field sales representatives or their managers is merely incidental to a substantive interaction with a healthcare professional in the office or hospital setting where the

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healthcare professional typically conducts professional conversations. In addition, any meal offered must be modest as judged by local standards; the presentation must not be part of an entertainment or recreational event; and the presentation must be provided in a manner conducive to informational communication. If a hospital practitioner does not have an office conducive to informational communication, then a presentation may be provided in a hospital cafeteria or other meeting space within the hospital and may be accompanied by a modest meal.
Q.9
A field sales representative of Company X provides pizza for the staff of a medical office during lunch time. Is this consistent with the Code?
A. Providing an occasional meal would be consistent with the Code if the sales representative will provide an informational presentation to the medical staff in conjunction with the meal of modest value, so long as the location of the in-office presentation is conducive to scientific or educational communication. Merely dropping off food for the office staff, however, would not be consistent with the Code.
Q.10
A field sales representative of Company X invites physicians to meet to hear a scientific and educational presentation about a new drug at the café at a nearby bookstore. Lunch is provided by the representative and, following the presentation (which is in small groups), each physician is given a gift certificate for books in the amount of $30. Does this conform to the Code?
A. No. While the presentation may present scientific or educational information, a company field sales representative should not provide even a modest meal to healthcare professionals outside of the office or hospital setting (except under the limited circumstances where the field sales representative attends a company-sponsored speaker program to provide logistical support and help monitor compliance with FDA requirements - see Question 13 below). In addition, an open-ended gift certificate is a cash equivalent. A medical textbook, a book on patient care, or a gift certificate redeemable solely for a medical textbook or book on patient care could be provided if it is not of substantial value ($100 or less).
Q.11
A district sales manager at Company C invites 30 physicians to a corporate suite at a professional baseball game for a 45-minute scientific and educational presentation followed by a buffet and the three-hour game. Does this conform to the Code?
A. No. The provision of entertainment and/or recreational activities, including entertainment at sporting events in connection with an educational or scientific presentation or discussion, is inconsistent with the Code, just as in the prior version. In addition, under the Code, informational presentations by company representatives or their immediate managers in field sales organizations may only be accompanied by a modest meal if the presentations occur in the healthcare professional’s office or hospital setting.
Q.12
Under the Code, could a senior business executive employed by a company provide a healthcare professional with an occasional meal outside of the healthcare professional’s office or hospital?
A. The Code does not prohibit company employees other than field sales representatives or their immediate managers from providing an occasional meal incidental to a substantive interaction with a healthcare professional outside of his or her office or hospital, as long as (1) the meal is modest as judged by local standards; (2) the meal is not part of an entertainment or recreational event; and (3) the interaction takes place in a venue and manner conducive to informational communication.

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Q.13
Company Y would like to engage an expert physician to discuss recent advances in therapy for a group of local healthcare professionals, and would like to meet and provide a meal to attendees in the private room of a local restaurant. Under what circumstances can this comply with the Code? Could a local field representative in the company’s sales organization attend the event for purposes of assisting the outside speaker and helping to assure that the content of the presentation complies with FDA requirements?
A. The Code contemplates that a company may engage a healthcare professional to provide medical or scientific information to a group of healthcare professionals on behalf of the company. Such speaker programs may include modest meals offered to attendees and may occur in locations outside of the office or hospital setting, as long as they occur in a venue and manner conducive to informational communication. In this case, Company Y’s chosen location of a private room in a local restaurant may be conducive to informational discussion, and the meal provided to attendees should be modest as judged by local standards. In addition, Company Y should follow the provisions of Section 7 of the Code on speaker programs. For example, Company Y should make sure that the speaker is appropriately trained and that the speaker and her materials clearly identify the company sponsoring the presentation and the fact that the speaker is presenting on behalf of the company. In addition, Company Y should periodically monitor its speaker programs for compliance with FDA regulatory requirements. It would be appropriate for a local field representative in the company’s sales organization to attend a speaker program for purposes of assisting the speaker with logistics and helping to assure that the content of the presentation complies with FDA requirements.
Q.14
Under what circumstances would the Code permit a company to provide entertainment or recreational activities to healthcare practitioners?
A. Under the Code, companies may not provide entertainment or recreational activities to healthcare practitioners who are not employees of the companies in any context, including situations where those practitioners are providing a legitimate service to the companies, such as when they act as bona fide consultants on an advisory board or are trained at a speaker-training meeting. Thus, companies should not invite healthcare professionals to sporting events, concerts, or shows, or provide them with recreational activities such as hunting, fishing, boating, ski trips, or golf outings, even if those entertainment events or recreational activities are intended to facilitate informational interchanges between the company representative and the healthcare professional. Similarly, it would be inappropriate to provide these types of entertainment and recreational events in conjunction with promotional scientific presentations by medical experts.
Q.15
Company A retains a small group of 15 nationally known physicians regarding a therapeutic area relevant to company A’s products to advise on general medical and business issues and provide guidance on product development and research programs for those products. These physicians are paid fees that are typical of the fees paid to thought leaders in this therapeutic area. They normally meet once or twice a year at resort locations to discuss the latest product data, research programs and Company plans. Does this comply with the Code? If it does, is it appropriate to pay for the spouse of the healthcare professional to attend, as well?
A. No, this arrangement for engaging healthcare professionals to obtain advice on the company’s commercial operations does not appear to comply with the Code. It is appropriate for companies to engage healthcare professionals to provide bona fide advisory services as long as the number of healthcare professionals is reasonably necessary to achieve an identified purpose, and they are paid compensation that is reasonable and at fair market value for the services provided. It would not be appropriate, however, to hold such a consultant meeting at a resort venue. In this case, the number of advisors seems reasonably small and the scope of services seems to be reasonably well defined. The advisors seem to have been selected based on their expertise in the areas where advice is needed. The compensation appears consistent with the Code’s provision that consultant fees should be reasonable and based on fair market value. Nevertheless, holding consultant meetings at resort locations is not appropriate under the Code. The facilities chosen should be conducive to the services provided as well as reasonable and appropriate to the

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conduct of the meeting. In addition, only modest meals may be offered to such consultants, and companies should not provide recreational or entertainment events to the healthcare professional consultants in conjunction with these meetings. It would not be appropriate to pay for the cost of the spouse of the advisor. If the spouse attends, it should be at the cost of the advisor.
Q.16
Company A considers whether to invite 300 physicians/consultants to a two-day and one-night speaker-training program at a regional golf resort. All attendees would be compensated for their participation, and their expenses would be reimbursed. Prospective speakers would be selected based on recommendations of the Company’s district managers and an assessment of their qualifications by the Company’s medical or scientific personnel. Each of the attendees would be required to sign an agreement in advance covering the services they will provide. They would be educated by a faculty on the full range of data surrounding the disease state and the Company’s drug product, on presentation skills, and on FDA regulatory requirements. The Company needs to train 300 speakers in order to ensure that enough speakers will actually be available when needed. Training sessions take both days, and the Company provides for a few hours of golf and expensive meals, such as lobster and filet mignon. Does this program conform to the Code? If so, is it appropriate to pay for a spouse of the healthcare professional, as well?
A. No. This arrangement would not conform with the Code. Speaker training is an essential activity because the FDA holds companies accountable for the presentations of their speakers. However, the Code provides that speaker training meetings should be held at appropriate venues and specifically states that resorts are not appropriate venues for training speakers. Moreover, providing entertainment (e.g., golf) and expensive meals to a healthcare professional in a speaker training program would not comply with the Code, although modest meals may be offered to attendees. The Company does appear to satisfy provisions in the Code that require potential speakers to be selected based on defined criteria such as medical expertise, knowledge and experience and to undergo extensive training that would result in a valuable service being provided to the company. The arrangement also appears to meet reasonable indicia of a bona fide consulting relationship. The number of speakers being trained is important; if significantly more participants were trained than the company plans to use as speakers, this arrangement would not comply with the Code. The amount of time spent training speakers should be reasonable in relation to the material that has to be covered. The compensation and lodging offered to prospective speakers should be evaluated to assure that it is reasonable compensation for their time and based on fair market value. It would not be appropriate to pay for the cost of the spouse of the healthcare professional. If the spouse attends, it should be at the cost of the healthcare professional.
Q.17
A sales representative invites a physician out for a round of golf and lunch following the golf. The physician is very busy and is difficult to see in her office. The cost of the golf and the lunch combined are $65. Does this comply with the Code?
A. No. As stated in the prior version of the Code, it is inconsistent with the Code to provide entertainment or recreational activities such as golf. In addition, occasional, modest meals provided by a representative or his immediate manager working in a field sales organization are limited to in-office or in-hospital settings in conjunction with informational presentations and discussions.
Q.18
Under the Code, may a healthcare professional’s spouse or other guest be included in a meal with a pharmaceutical company representative that is provided in connection with an informational presentation by or on behalf of the company, if the healthcare professional pays for the spouse or guest?
A. No. The Code provides that it is not appropriate to include a spouse or guest at a meal in connection with an informational presentation, regardless of who pays for their meal, unless the spouse or guest would independently qualify as a healthcare professional for whom the informational presentation is appropriate.

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Q.19
A company is asked to fund a CME program as a “platinum” level supporter. This level of support includes the opportunity for the company to directly sponsor a lunch at the event. May the company become a “platinum” level supporter?
A. It is appropriate under the Code for a company to provide funding to a CME provider, which the provider can use at its discretion to provide meals for all participants. However, a company should not control how the provider spends the funding, and a company should not sponsor or host a meal directly at a CME program. A company may fund a CME program at a particular level of support designated by the CME provider and be publicized for providing that level of support, as long as the company does not separately promote, publicize or otherwise take advantage of any option to be identified as the sponsor of a meal.
Q.20
A national specialty society is holding its three-day annual conference, which includes business meetings, entertainment, and a half day of educational programs for which physicians may receive CME credit. May a company sponsor a reception or lunch at the conference?
A. The Code provides that a company should not provide or sponsor meals directly at CME events. However, at third party conferences or professional meetings at which CME activities comprise only a part of the conference or meeting, a company may sponsor a meal or reception at the conference if it is permitted by the group holding the conference or meeting and is clearly separate from the CME portions of the program. In such cases, any meals or receptions sponsored by a company should be modest and clearly subordinate to the amount of time spent at other aspects of the meeting. In addition, companies should be mindful of standards set forth by ACCME or other accrediting bodies that may apply in these circumstances.
Q.21
May a company publicize its interest in a general topic for a CME program for which a grant would be provided?
A. Yes, a company may communicate to multiple CME providers or the public a general topic for a CME program that might be of interest to physicians. For example, a company may publicize that it will consider funding the topics of new treatments or disease management techniques in a particular therapy area such as diabetes or hypertension. However, the company should follow CME accreditation standards considering the nature and specificity of the CME topics that the company may propose, keeping in mind the Code’s statement that financial support for CME is intended to support education on a full range of treatment options and not to promote a particular medicine. In addition, the company may not suggest the speakers or review or make any suggestions concerning the specific content of a particular CME program, even if asked by the CME provider.
Q.22
Under the Code, may a company make a charitable contribution such as purchasing a table at a fundraising dinner or a foursome slot at a fundraising golf tournament?
A. Yes, but the company may not invite healthcare professionals to attend the event at its expense. The company may use some or all of its allotment for its own employees, and return any unused portion to the sponsoring organization to use as it wishes.
Q.23
Under the Code, may a company compensate a consultant for bona fide services by providing an item with a legitimate patient benefit in lieu of paying an honorarium or fee?

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A. If the consulting arrangement otherwise complies with the Code, and the fair market value of the item represents reasonable compensation for the services provided, this may be permissible. However, it would be important to comply with all applicable recordkeeping and reporting requirements, just as with cash compensation. The written agreement for the consulting services should set forth the compensation and its fair market value, and disclose that this is taxable income.
Q.24
Does the Code apply to interactions with physician office managers, receptionists, and similar personnel who may not be healthcare professionals?
A. Although the Code does not directly apply to persons who are not healthcare professionals, it would be difficult to separate a company’s interactions with any of a physician’s employees from those directly with the physician. Therefore, the Code should be followed under these circumstances.
Q.25
Does the Code address the issue of disclosure of company interactions with healthcare professionals who are members of committees that develop formularies or clinical practice guidelines?
A. Yes. The Code states that, to avoid even the appearance of impropriety, companies that have retained a healthcare professional member of a formulary or clinical practice guideline committee as a commercial consultant or speaker should require the health care professional to disclose to the committee the existence and nature of his or her relationship with the company. This disclosure requirement should extend for at least two years beyond the termination of any consultant or speaker arrangement. Upon disclosure, healthcare professionals should be required to follow the procedures set by the committee of which they are a member; these procedures may include a requirement that healthcare professionals recuse themselves from decisions relating to the medicine about which they provided speaking or consulting services. It is reasonable for a company to rely on healthcare professionals’ judgment regarding how to implement these requirements regarding disclosure and subsequent interactions with the committees on which they are members.
PhRMA
Pharmaceutical Research and Manufacturers of America
950 F Street, NW • Washington, DC 20004    www.phrma.org

Revised July 2008

SCHEDULE 3.8
NOVARTIS AG MSL GUIDANCE DOCUMENT

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SCHEDULE 4.3
LICENSED PRODUCTS SPECIFICATIONS

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SCHEDULE 4.7(A)
CERTIFICATE OF ANALYSIS

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SCHEDULE 4.11(A)
PRICING

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